UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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FIFTH THIRD BANCORP

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(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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38 FOUNTAIN SQUARE PLAZA

CINCINNATI, OHIO 45263

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 10, 2009

To the Shareholders of Fifth Third Bancorp:

You are cordially invited to attend the Annual Meeting of the Shareholders of Fifth Third Bancorp to be held at the Junior Ballroom, located on the third floor of the Duke Energy Center at 525 Elm Street, Cincinnati, Ohio on Tuesday, April 21, 2009 at 11:30 a.m. for the purposes of considering and acting upon the following:

(1)	Election of all members of the Board of Directors to serve until the Annual Meeting of Shareholders in 2010.
(2)	The proposal described in the proxy statement to amend Article Fourth of the Articles of Incorporation to revise the terms of the authorized, unissued shares of Preferred Stock, without par value, available for issuance by Fifth Third Bancorp to provide greater flexibility in the terms of Preferred Stock that Fifth Third Bancorp may offer and sell in the future, and to clarify the ability of Fifth Third Bancorp to issue shares of Preferred Stock without stockholder approval in accordance with the terms of Ohio law. The proposed Amendment is attached as Annex 1 to the Proxy Statement and is incorporated therein by reference.
(3)	The proposal described in the Proxy Statement to adopt the Amended and Restated Fifth Third Bancorp 1993 Stock Purchase Plan and the issuance of up to an additional 12,000,000 shares of Common Stock thereunder. The proposed plan is attached as Annex 2 to the Proxy Statement and is incorporated therein by reference.
(4)	Approval of the appointment of the firm of Deloitte & Touche LLP to serve as the independent registered public accounting firm for the Company for the year 2009.
(5)	An advisory vote to approve the compensation of the Company’s Named Executive Officers
(6)	To vote on one or more proposals submitted by shareholders if properly presented at the Annual Meeting.
(7)	Transaction of such other business that may properly come before the Annual Meeting or any adjournment thereof.

Shareholders of record at the close of business on February 27, 2009 will be entitled to vote at the Annual Meeting.

All shareholders who find it convenient to do so are invited to attend the Annual Meeting in person. In any event, please vote at your earliest convenience by signing and returning the proxy card you receive or by voting over the internet or by telephone.

If you plan to attend the Annual Meeting:

Please note that space limitations make it necessary to limit attendance only to shareholders of the Company and the holders of shareholder proxies. Admission to the Annual Meeting will be on a first-come, first-served basis and will require presentation of a valid driver’s license or other federal or state issued photo identification card. Shareholders of record should bring the admission ticket attached to their notice or proxy card in order to be admitted to the meeting. “Street name” shareholders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date in order to be admitted to the meeting. Registration and seating will begin at approximately 11:00 a.m. Communication and recording devices will not be permitted at the Annual Meeting. A copy of the regulations for conduct at the Annual Meeting is attached as Annex 3 to the proxy statement.

If you have any questions or need assistance voting your shares, please call D.F. King & Co., Inc., which is assisting us, toll-free at 1-800-207-3158.

By Order of the Board of Directors

Paul L. Reynolds

Secretary

FIFTH THIRD BANCORP

38 Fountain Square Plaza

Cincinnati, Ohio 45263

PROXY STATEMENT

The Board of Directors of Fifth Third Bancorp (the “Company”) is soliciting proxies for the Annual Meeting of Shareholders to be held at the Junior Ballroom located on the third floor of the Duke Energy Center at 525 Elm Street, Cincinnati, Ohio on Tuesday, April 21, 2009 at 11:30 a.m. (the “Annual Meeting”). Each of the approximately              shares of Common Stock, outstanding on February 27, 2009 is entitled to one vote on all matters acted upon at the Annual Meeting, while each of the 136,320 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series F, (the “Series F Preferred Stock”) and the 44,300 shares of the Company’s 8.50% Non-Cumulative Perpetual Convertible Preferred Stock, Series G (the “Series G Preferred Stock”) is entitled to one vote on Company Proposal 1 only. Each of the Company’s Common Stock, Series F Preferred Stock and Series G Preferred Stock will vote as a separate class on Company Proposal 1 as described herein. Only shareholders of record on the books of the Company at the close of business on February 27, 2009 will be entitled to vote at the Annual Meeting, either in person or by proxy. The shares represented by all properly executed proxies which are sent to the Company will be voted as designated and each not designated will be voted and counted as described in this proxy statement. Each person giving a proxy may revoke it by giving notice to the Company in writing or in open meeting at any time before it is voted.

The laws of Ohio under which the Company is incorporated provide that if notice in writing is given by any shareholder to the President, a Vice President, or the Secretary of the Company not less than forty-eight (48) hours before the time fixed for holding a meeting of shareholders for the purpose of electing Directors that such shareholder desires that the voting at such election shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of the meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as he or she possesses in voting for Directors.

The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally by mail, but may also be solicited by the Directors, officers, and other regular employees of the Company, who will receive no compensation therefor in addition to their regular compensation. Brokers and others who hold stock on behalf of others will be asked to send proxy material to the beneficial owners of the stock, and the Company will reimburse them for their expenses.

The Company has retained D.F. King & Co., Inc., a proxy solicitation firm, to assist the Company in soliciting proxies. The Company anticipates that the costs of D.F. King’s services will be approximately $15,000.

The Annual Report of the Company for the year 2008, including financial statements, has been delivered or made available to all shareholders. Such report and financial statements are not a part of this proxy statement. This proxy statement and the form of proxy are first being sent or made available to shareholders on or about March 10, 2009.

CERTAIN BENEFICIAL OWNERS

Under Section 13(d) of the Securities Exchange Act of 1934, a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. Such beneficial owner under this definition need not enjoy the economic benefit of such securities. The following are the only shareholders known to the Company to be deemed to be beneficial owners of 5% or more of the capital stock of the Company as of December 31, 2008:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	AXA Financial, Inc. 1290 Avenue of the Americas New York, New York 10104	51,623,501	(1)	8.94%

Series F Preferred Stock	United States Department of the Treasury 1500 Pennsylvania Avenue, NW Washington, D.C. 20220	136,320		100%

Series G Preferred Stock	Wilmington Trust Company 1100 North Market St. Wilmington, Delaware 19801	44,300	(2)	100%

(1)	AXA Investment Managers Paris, AXA Konzern AG, AXA Rosenberg Investment Management LLC, AllianceBernstein and AXA Equitable Life Insurance, affiliates of AXA Financial, Inc., own 11,550 shares, 1,390 shares, 495,674 shares, 50,677,962 shares and 436,925 shares, respectively.

(2)	Wilmington Trust Company is the registered owner of 44,300 shares of Series G Preferred Stock for the benefit of the holders of 11,075,000 Depositary shares, which Depositary shares represent 1/250th of an interest in a share of Series G Preferred Stock.

ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

In accordance with the Company’s Code of Regulations, Directors are elected annually to a one (1) year term expiring at the next Annual Meeting of Shareholders. The terms of the Directors listed below expire at the Annual Meeting on April 21, 2009 and constitute the nominees to be elected to serve until the Annual Meeting of Shareholders in 2010. In accordance with the retirement guidelines set forth in the Company’s Corporate Governance Guidelines, Robert L. Koch, II will retire at the Annual Meeting. Additionally, Allen M. Hill and James E. Rogers have decided to retire and not stand for reelection at the Annual Meeting. Messrs. Hill, Koch and Rogers have generously given valuable service to the Company as a Director for many years. The Board of Directors has voted to decrease the size of the Board such that no vacancies will result from Mr. Hill’s, Mr. Koch’s and Mr. Rogers’ retirement. Any vacancies that occur after the Directors are elected may be filled by the Board of Directors in accordance with law for the remainder of the full term of the vacant directorship.

Director candidates are nominated by the Company’s Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s Charter directs the Committee to investigate and assess the background and skills of potential candidates and to maintain an active file of suitable candidates for directors. The Nominating and Corporate Governance Committee utilizes its pool of existing subsidiary and affiliate directors as well as the significant network of business contacts of its existing directors and executive management as the primary pipeline from which its Director candidates are identified. The Company has also retained Heidrick & Struggles International, Inc. to aid it in identifying potential Director candidates. Upon identifying a candidate for serious consideration, one or more members of the Nominating and Corporate

Governance Committee initially interviews such candidate. If the candidate merits further consideration, the candidate subsequently interviews with all other Committee members (individually or as a group), meets the Company’s Chief Executive Officer and other Executive Officers and ultimately meets many of the other Directors. The Nominating and Corporate Governance Committee elicits feedback from all persons who meet the candidate and then determines whether or not to nominate the candidate.

The Company’s Corporate Governance Guidelines set forth the following criteria for Directors: independence; highest personal and professional ethics and integrity; willingness to devote sufficient time to fulfilling duties as a Director; impact on the diversity of the Board’s overall experience in business, government, education, technology and other areas relevant to the Company’s business; impact on the diversity of the Board’s composition in terms of age, skills, ethnicity and other factors relevant to the Company’s business; and number of other public company boards on which the candidate may serve (generally, should not be more than three public company boards in addition to the Company). The Company’s Corporate Governance Guidelines provide that shareholders may propose nominees by submitting the names and qualifications of such persons to the Nominating and Corporate Governance Committee no later than December 31 of each year. Submissions are to be addressed to the Nominating and Corporate Governance Committee at the Company’s executive offices, which submissions will then be forwarded to the Committee. The Nominating and Corporate Governance Committee would then evaluate the possible nominee using the criteria outlined above and would consider such person in comparison to all other candidates. The Nominating and Corporate Governance Committee is not obligated to nominate any such individual for election. No such shareholder nominations have been received by the Company for this Annual Meeting. Accordingly, no rejections or refusals of such candidates have been made by the Company.

The Nominating and Corporate Governance Committee of the Board of Directors has nominated for election as Directors the following twelve (12) persons: Darryl F. Allen, John F. Barrett, Ulysses L. Bridgeman, Jr., James P. Hackett, Gary R. Heminger, Kevin T. Kabat, Mitchel D. Livingston, Ph.D., Hendrik G. Meijer, John J. Schiff, Jr., Dudley S. Taft, Thomas W. Traylor and Marsha C. Williams. Unless instructed otherwise, it is the intention of the persons named in the Proxy to vote for the election of all nominees named. If any nominee(s) shall be unable to serve, which is not now contemplated, the proxies will be voted for such substitute nominee(s) as the Nominating and Corporate Governance Committee of the Board of Directors recommends. Proxies in the form solicited hereby which are returned to the Company will be voted in favor of the twelve (12) nominees specified above unless otherwise instructed by the shareholder. Shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted and will have no effect on the outcome of the election in accordance with Ohio law and the Company’s Articles of Incorporation and Code of Resolutions.

Under Ohio law and the Company’s Articles of Incorporation and Code of Resolutions, those persons receiving the twelve (12) highest totals of votes cast in the election will be elected as directors. The Company has, however, adopted provisions of its Corporate Governance Guidelines stating that, as long as cumulative voting is not in effect, in an uncontested election of Directors (i.e., an election where the only nominees are those recommended by the Board of Directors), any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will promptly tender his or her resignation to the Chairman of the Board following certification of the shareholder vote. The Nominating and Corporate Governance Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept or reject the tendered resignation no later than 60 days following the date of the shareholders’ meeting at which the election occurred. In considering whether to accept or reject the tendered resignation, the Nominating and Corporate Governance Committee will consider factors deemed relevant by the Committee members including, without limitation, the Director’s length of service, the Director’s particular qualifications and contributions to Fifth Third, the reasons underlying the majority withheld vote (if known) and whether these reasons can be cured, and compliance with stock exchange listing standards and the Corporate Governance Guidelines. The Board will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred. In considering the Nominating and Corporate Governance Committee’s recommendation, the Board will consider the factors considered by the Committee and such additional information and factors the Board believes to be relevant.

The following tables set forth information with respect to each Director nominee for election at the Annual Meeting. The Board of Directors has determined that all Directors have met the independence standards of Rule 4200(a)(15) of the National Association of Securities Dealers listing standards with the exception of Messrs. Kabat and Schiff.

		Shares of Company Common Stock Beneficially Owned on December 31, 2008(1)
Name, Age and Principal Occupation During the Past Five Years	Director Since	Number(2)	Percent of Class
Nominees for Election as Directors:

DARRYL F. ALLEN, 65, Retired Chairman, CEO and President of Aeroquip-Vickers, Inc., formerly known as Trinova Corporation, a manufacturer and distributor of engineered components for industry, automotive, aerospace and defense.	1997	26,527.0046%

JOHN F. BARRETT, 59, President, CEO and Director of The Western and Southern Life Insurance Co. since 1994 and Chairman of the Board since 2002. Chairman, President and CEO of Western & Southern Mutual Holding Company and Western & Southern Financial Group, Inc. Officer/Director of a number of Western & Southern affiliates. Western & Southern is a financial services company that as its primary business distributes life insurance, annuities and mutual funds to the public. Director of Convergys Corporation and The Andersons, Inc.	1988	83,360.0144%

ULYSSES L. BRIDGEMAN, JR., 55, owner and president of Manna, Inc. and ERJ Inc., which oversee the administration and operation of 163 Wendy’s Old Fashioned Hamburger restaurants in five states and 26 Chili’s restaurants in four states. Director of Jackson Hewitt Tax Service Inc.	2007	6,917.0012%

JAMES P. HACKETT, 53, President, CEO and Director of Steelcase Inc., a manufacturer of office systems. Trustee of The Northwestern Mutual Life Insurance Company.	2001	27,380.0047%

GARY R. HEMINGER, 55, Executive Vice President of Marathon Oil Company and President of Marathon Petroleum Company LLC since 2005. Previously, Mr. Heminger was President of Marathon Ashland Petroleum Company LLC.	2006	7,983.0014%

KEVIN T. KABAT, 52, Chief Executive Officer of the Bancorp since April 2007 and President of the Bancorp since June 2006. Previously, Mr. Kabat was Executive Vice President of the Bancorp since December 2003. Prior to that he was President and CEO of Fifth Third Bank (Michigan) since April 2001.	2007	851,284.1473%

DR. MITCHEL D. LIVINGSTON, 64, Vice President for Student Affairs and Chief Diversity Officer, University of Cincinnati since July 2007. Formerly, Dr. Livingston was Vice President for Student Affairs, University of Cincinnati.	1997	26,081.0045%

HENDRIK G. MEIJER, 57, Co-Chairman and CEO of Meijer, Inc., and its affiliates, a food and general merchandise retailer with 186 supercenters located in Michigan, Ohio, Indiana, Illinois and Kentucky.	2001	46,316.0080%

JOHN J. SCHIFF, JR., 65, Chairman, CEO and Director of Cincinnati Financial Corporation and Chairman, Executive Committee of Cincinnati Insurance Company. Former Chairman of John J. & Thomas R. Schiff & Co., Inc., an insurance agency. Director of Standard Register Co.	1983	482,412.0835%

		Shares of Company Common Stock Beneficially Owned on December 31, 2008(1)
Name, Age and Principal Occupation During the Past Five Years	Director Since	Number(2)	Percent of Class

DUDLEY S. TAFT, 68, President and Director of Taft Broadcasting Company, investor in entertainment and media properties. Director of Duke Energy Corporation.	1981	95,858.0166%

THOMAS W. TRAYLOR, 69, CEO and Chairman of Traylor Bros., Inc., a general/heavy construction contractor.	1999	278,051.0482%

MARSHA C. WILLIAMS, 57, Senior Vice President and Chief Financial Officer of Orbitz Worldwide, Inc. since February 2007. From 2002 to 2007, Ms. Williams served as Executive Vice President and Chief Financial Officer of Equity Office Properties Trust, the nation's largest owner and operator of office buildings. Supervisory Director of Chicago Bridge & Iron Company N.V. and Director of Modine Manufacturing Company.	2008	—	—

Non-continuing Directors:

ALLEN M. HILL, 63, Retired CEO and President of DPL Inc., a diversified regional energy company, and its subsidiary The Dayton Power and Light Company.	1998	75,774.0131%

JAMES E. ROGERS, 61, Chairman, President and CEO of Duke Energy Corporation. Before the merger of Duke Energy Corporation and Cinergy Corporation, Mr. Rogers served as Chairman and CEO of Cinergy Corporation, PSI Energy and Director of CIGNA.	1995	33,987.0059%

ROBERT L. KOCH II, 70, President and CEO of Koch Enterprises, Inc., a privately held company with worldwide subsidiaries in manufacturing, distribution, metals recycling and contracts management. Director of Vectren Corporation.	1999	67,720.0117%

All Directors and Executive Officers as a Group (26 persons)		3,899,955.6728%

(1)	As reported to Fifth Third Bancorp by the Directors as of the date stated. Includes shares held in the name of spouses, minor children, certain relatives, trusts, estates and certain affiliated companies as to which beneficial ownership may be disclaimed. None of the Company’s current Executive Officers or Directors own any Series F Preferred Stock, Series G Preferred Stock or any Depositary Shares representing interests therein.

(2)	The amounts shown represent the total shares owned outright by such individuals together with shares which are issuable upon the exercise of currently exercisable (or exercisable within 60 days), but unexercised, stock options and stock appreciation rights. Specifically, the following individuals have the right to acquire the shares indicated after their names, upon the exercise of stock options and stock appreciation rights, respectively: Mr. Allen, 10,000 and 3,750; Mr. Barrett, 10,000 and 3,750; Mr. Bridgeman, 1,750 and 500; Mr. Hackett, 7,000 and 3,750; Mr. Heminger, 500 and 375; Mr. Hill, 10,000 and 3,750; Mr. Kabat, 422,393 and 295,667; Mr. Koch, 10,309 and 3,750; Dr. Livingston, 10,000 and 3,750; Mr. Meijer, 7,000 and 3,750; Mr. Rogers, 10,000 and 3,750; Mr. Schiff, 5,000 and 3,750; Mr. Taft, 10,000 and 3,750; and Mr. Traylor, 10,309 and 3,750. The aggregate number of shares issuable upon the exercise of currently exercisable (or exercisable within 60 days), but unexercised, stock options and stock appreciation rights held by the Executive Officers who are not also Directors or nominees is 1,441,970.

BOARD OF DIRECTORS, ITS COMMITTEES, MEETINGS AND FUNCTIONS

The Board of Directors of the Company met fourteen (14) times during 2008. The Company’s Board of Directors also regularly holds executive sessions of those members of the Board of Directors who meet the then current standards of independence. The chairman at these executive sessions is the Chairman of the Nominating and Corporate Governance Committee, who serves as the Lead Director of the Board. The position duty statement for the Lead Director may be found in the Corporate Governance Section of the Company’s website at www.53.com.

No member of the Board of Directors of the Company attended less than 75% of the aggregate meetings of the Board of Directors and all committees on which such Director served during 2008, except for Mr. Rogers who is not standing for re-election at the Annual Meeting.

Neither the Board nor the Nominating and Corporate Governance Committee has implemented a formal policy regarding Director attendance at the Annual Meeting. Typically, the Board holds its annual organizational meeting directly following the Annual Meeting, which results in most directors being able to attend the Annual Meeting. In 2008, 13 out of 15 Directors attended the Annual Meeting.

In 2008, there were six (6) committees of the Board of Directors: Executive, Audit, Compensation, Nominating and Corporate Governance, Risk and Compliance and Trust. In January 2009, the Executive Committee was changed to become a Finance Committee as reported in the Company’s Current Report on Form 8-K filed on January 21, 2009.

The Executive Committee of the Company served in a dual capacity as the Executive Committee of the Company and Fifth Third Bank, an Ohio banking corporation (the “Bank”). Under Ohio law, the Executive Committee had the power to act between meetings of the Board on virtually all matters that the Board could act upon. The Board of Directors had adopted an Executive Committee Charter. The Executive Committee met six (6) times in 2008 and consisted of Messrs. Hackett, Hill, Kabat, Koch, and Taft. The new Finance Committee of the Company serves in a dual capacity as the Finance Committee of the Company and the Bank. The Board of Directors have adopted a Finance Committee Charter which may be found in the Corporate Governance Section of the Company’s website at www.53.com. The Finance Committee consists of Messrs. Hackett, Hill, Kabat, Koch, and Taft.

The Audit Committee of the Company serves in a dual capacity as the Audit Committee of the Company and the Bank. Twelve (12) meetings of this Committee were held during 2008. This Committee’s functions include the engagement of the independent registered public accounting firm, reviewing with that firm the plans and results of the audit engagement of the Company, approving the annual audit plan and reviewing the results of the procedures for internal auditing, reviewing the independence of the independent registered public accounting firm, reviewing the Company’s financial results and periodic Securities and Exchange Commission filings, reviewing the design and effectiveness of the Company’s internal controls and similar functions and approving all auditing and non-auditing services performed by its independent registered public accounting firm. Another function of this Committee is to carry out the statutory requirements of a bank audit committee as prescribed under applicable law. The Board of Directors has adopted a written charter for the Audit Committee, which may be found in the Corporate Governance Section of the Company’s website at www.53.com. The Audit Committee members for 2008 were Messrs. Allen, Barrett, Bridgeman, Heminger and Koch. All members of the Audit Committee met the independence standards of Rule 4200(a)(15) and the audit committee qualifications of Rule 4350(d)(2) of the National Association of Securities Dealers listing standards. The Board of Directors has determined that Messrs. Allen and Heminger are audit committee financial experts for the Company and are independent as described in the preceding sentence. The formal report of the Audit Committee with respect to the year 2008 begins on page 41 herein.

The Company has a Compensation Committee comprised entirely of independent Directors. Executive compensation and equity plan allocations are determined by this Committee of the Board of Directors. The Board of Directors has adopted a Compensation Committee Charter which may be found in the Corporate Governance

Section of the Company’s website at www.53.com. This Committee consisted of Messrs. Heminger, Hill, Meijer, and Rogers and met six (6) times during 2008. The formal report of the Compensation Committee with respect to 2008 compensation begins on page 40.

The Company has a Nominating and Corporate Governance Committee comprised entirely of independent Directors. This Committee: 1) develops and recommends to the Board corporate governance policies and guidelines for the Company and for the identification and nomination of Director and committee member candidates and 2) nominates Directors for election to the Board and appointment to committee membership. The Board of Directors has adopted a Nominating and Corporate Governance Committee Charter which may be found in the Corporate Governance Section of the Company’s website at www.53.com. This Committee consisted of Messrs. Allen, Hackett, Livingston and Rogers and met three (3) times during 2008.

The Company’s Risk and Compliance Committee serves in a dual capacity as the Risk and Compliance Committee of the Company and the Bank. The Committee oversees management’s compliance with all of the Company’s regulatory obligations arising under applicable federal and state banking laws, rules and regulations, including any terms and conditions required from time to time by any action, formal or informal, of any federal or state banking regulatory agency or authority and any responses of management to any inquiries from any applicable banking regulator, and oversees management’s implementation and enforcement of the Company’s risk management policies and procedures. The Board of Directors has adopted a Risk and Compliance Committee Charter which may be found in the Corporate Governance Section of the Company’s website at www.53.com. This Committee met five (5) times in 2008 and consisted of Messrs. Barrett, Bridgeman, Meijer, Taft and Traylor.

The Company has a Trust Committee which serves in a dual capacity as the Trust Committee of the Company and the Bank. The Committee reviews the fiduciary activities of the Bank and, more generally, oversees the structure for fiduciary activities for each of the Company’s subsidiary banks, including the Bank. In this regard, the Committee has responsibility to report risks identified in its review of such fiduciary activities to the Company’s Risk and Compliance Committee. The Committee also has overall responsibility for evaluating and approving the fiduciary policies of the Company and its bank subsidiaries. The Board of Directors has adopted a Trust Committee Charter which may be found in the Corporate Governance Section of the Company’s website at www.53.com. This Committee consisted of Messrs. Livingston, Kabat and Schiff, and met four (4) times during 2008.

CORPORATE GOVERNANCE

The Board of Directors has adopted the Fifth Third Bancorp Corporate Governance Guidelines which may be found in the Corporate Governance Section of the Company’s website at www.53.com. The Board of Directors has also adopted the Fifth Third Bancorp Code of Business Conduct and Ethics which may also be found in the Corporate Governance Section of the Company’s website at www.53.com.

The Audit Committee has established Fifth Third’s EthicsLine, a toll free hotline through which confidential complaints may be made by employees regarding: illegal or fraudulent activity; questionable accounting, internal controls or auditing matters; conflicts of interest, dishonest or unethical conduct; disclosures in the Company’s SEC reports, bank regulatory filings and other public disclosures that are not full, fair, accurate, timely and understandable; violations of the Company’s Code of Business Conduct and Ethics; and/or any other violations of laws, rules or regulations. Complaints submitted through this process are presented to the Audit Committee on a regular, periodic basis.

Shareholders may communicate directly to the Board of Directors in writing by sending a letter to the Board at: Fifth Third Bancorp Board of Directors, 38 Fountain Square Plaza, MD 10AT76, Cincinnati OH, 45263 or by a secure e-mail via the Company’s website at www.53.com. All communications directed to the Board of Directors will be received and processed by the Fifth Third Legal Department and will be transmitted to the Chairman of the Nominating and Corporate Governance Committee (who serves as the Lead Director of the Board of Directors) without any editing or screening by the Legal Department.

COMPENSATION DISCUSSION AND ANALYSIS

The Company’s Compensation Discussion and Analysis addresses the following items:

•	Overview of Compensation (“Total Rewards”) Program

•	The Company’s Compensation Committee

•	Compensation philosophy and strategy

•	The elements of the Company’s Total Rewards Program

•	Insight regarding the Committee’s decisions relative to 2008 design and awards

•	A summary of material design changes for the 2009 Total Rewards Program

•	The impact of our participation in the TARP CPP (as defined below) on our executive compensation

Overview of the Total Rewards Program

The Compensation Committee is responsible for establishing, implementing and monitoring the administration of compensation and benefits programs in accordance with the Company’s compensation philosophy and strategy and approving executive compensation and equity plan awards. The Committee seeks to establish Total Rewards for the Company’s Executive Officers that are fair, reasonable, and competitive. The Total Rewards Program includes base salary, annual cash incentive compensation, long-term equity-based incentive compensation, benefits and certain perquisites. Generally, the types of compensation and benefits paid to the Executive Officers are similar to those provided to other officers of the Company.

Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during 2008, as well as the other individuals included in the Summary Compensation Table on page 25, are referred to as the “Named Executive Officers.”

The Compensation Committee

The Committee’s Role. The Compensation Committee is composed of independent directors and is responsible for the approval and administration of compensation programs for Executive Officers and other employees of the Company. The Committee focuses on the attraction and retention of key executives and, when making decisions, considers the Company’s compensation philosophy, the achievement of business goals set by the Company, relevant peer data, recommendations made by the Chief Executive Officer, and the advice of Mercer Human Resource Consulting (“Mercer”), an outside global human resources consulting firm.

The Committee has taken the following steps to ensure that it effectively carries out its responsibilities:

•

Engaged Mercer, a respected external compensation consultant with expertise in executive compensation, to provide the Committee with relevant market data and to advise the Committee on alternatives when making compensation decisions for the Named Executive Officers and on the recommendations being made by the Company’s Management for Executive Officers other than the Named Executive Officers. In addition to the support provided by Mercer, employees with significant compensation experience in the Company’s Human Resources division provide support, data, and analysis to the Committee.

•	Conducted an annual review of the Company’s Compensation Peer Group.

•

Reviewed all compensation components for the Company’s Chief Executive Officer, Chief Financial Officer, and other Named Executive Officers, incorporating a tally sheet and pay-for-performance sensitivity analysis for each executive into that review.

•

Initiated an annual evaluation of the execution of the Company’s pay-for-performance philosophy, to ensure that the actual award decisions resulted in alignment of relative pay and relative performance compared to the Compensation Peer Group.

•

Scheduled an executive session prior to the conclusion of each Committee meeting, without members of Management, for the purpose of discussing decisions related to the CEO’s performance, goal-setting, compensation levels and other items deemed important by the Committee.

•	Conducted an annual review of the Compensation Committee Charter to ensure that it effectively reflects the Committee’s responsibilities.

•	Conducted an annual review of the Company’s compensation philosophy to ensure that it remains appropriate given the Company’s strategic objectives.

•	Completed an annual self-evaluation of the Committee’s effectiveness.

•	Completed an annual review of the external compensation consultant’s performance to ensure the Committee receives the appropriate resources and counsel.

•	Met with the Chief Risk Officer to ensure that the Company’s executive compensation design does not incentivize unnecessary risk

Role of Executive Officers in Compensation Decisions. The Chief Executive Officer annually reviews the performance of each of the other Named Executive Officers. Based on this review, he makes compensation recommendations to the Committee, including recommendations for salary adjustments, annual cash incentives, and long-term equity-based incentive awards. In addition, other members of Management also annually assess performance for other Executive Officers and make compensation recommendations to the Committee. Although the Committee considers these recommendations along with data provided by its other advisors, it retains full discretion to set all compensation for the Company’s Executive Officers.

The Committee’s Considerations. The Committee considers both the aggregate amounts and mix of an Executive Officer’s “Total Direct Compensation” (base salary, annual cash incentive compensation and long-term equity-based incentive compensation) when making decisions. The Committee assesses Total Direct Compensation relative to competitive market data in its November meeting, discusses recommendations for executive compensation in its January meeting and approves final recommendations at its February or March meeting.

Based on its most recent review of the competitive data, the Committee has determined that the compensation structure for Executive Officers is effective and appropriate. The structure reflects the Company’s compensation philosophy, in that its targets are tied to the market median, it has appropriate leverage to ensure a strong linkage between compensation and performance, and it drives rewards based on the most relevant performance measures for the Company. Also based on this review, the Committee determined that the Company’s aggregate 2008 and 2009 Total Rewards packages (and potential payouts in the severance and change-in-control scenarios) for its Named Executive Officers are reasonable and not excessive.

The Committee believes that the relative difference between the compensation of the Chief Executive Officer and the compensation of the Company’s other Executive Officers is consistent with such differences found in the Company’s Compensation Peer Group and external reference labor market. Further, the Committee has reviewed the internal relationships between the compensation for the Chief Executive Officer and for other Executive Officers and has deemed them to be appropriate.

Emergency Economic Stabilization Act of 2008

On December 31, 2008, the Company sold a series of its preferred stock and common stock purchase warrants to the U.S. Department of Treasury under the Troubled Asset Relief Program (“TARP”) Capital

Purchase Program (“CPP”) created under the Emergency Economic Stabilization Act of 2008 (“EESA”). As a result of this transaction, the Company became subject to certain executive compensation requirements under TARP CPP, the EESA, and Treasury Department regulations. Those requirements apply the Company’s Named Executive Officers as well as other senior Executive Officers of the Company (collective, the “SEOs”). Those requirements are:

•	A prohibition on providing incentive compensation arrangements that encourage SEOs to take unnecessary and excessive risks

•

The Committee must review SEO incentive compensation arrangements with senior risk officers to ensure that SEOs are not encouraged to take such risks and must meet annually with senior risk officers to discuss and review the relationship between risk management policies and practices and the SEO incentive compensation arrangements

•

Recovery of any bonus or incentive compensation paid to an SEO where the payment was later found to have been based on statements of earnings, gains, or other criteria which prove to be materially inaccurate

•	Limits on the amounts that can be paid under change in control and similar agreements which provide payments upon separation of service

•	Limits on the Company’s tax deduction for compensation paid to any SEO of $500,000 annually

American Reinvestment and Recovery Act of 2009

On February 17, 2009, the President of the United States signed into law the American Reinvestment and Recovery Act of 2009 (“ARRA”). ARRA contains expansive new restrictions on executive compensation for participants in the TARP CPP. The ARRA amends the executive compensation and corporate governance provisions of EESA.

Key features of the ARRA are:

•

A prohibition of the payment of any “bonus, retention award, or incentive compensation” to Named Executive Officers and the next 20 most highly-compensated employees for as long as any TARP CPP related obligations are outstanding. The prohibition does not apply to bonuses payable pursuant to “employment agreements” in effect prior to February 11, 2009.

•

“Long-term” restricted stock is excluded from ARRA’s bonus prohibition, but only to the extent the value of the stock does not exceed one-third of the total amount of annual compensation of the employee receiving the stock, the stock does not “fully vest” until after all TARP CPP obligations have been satisfied, and any other conditions which the Treasury may specify have been met.

•

Prohibition on any payment to any SEO or any of the next five most highly-compensated employees upon termination of employment for any reason for as long as any TARP CPP obligations remain outstanding.

•

Recovery of any bonus or other incentive payment made on the basis of materially inaccurate financial or other performance criteria that is paid to the next 20 most highly compensated employees in addition to the senior executive officers.

•	Prohibition on compensation plans that “encourage” earnings manipulation

•	A requirement that the CEO and CFO provide a written certification of compliance with the executive compensation restrictions in ARRA in the Company’s annual filings with the SEC

•	Implementation of a company-wide policy regarding excessive or luxury expenditures

•

The U.S. Department of the Treasury will review bonuses, retention awards, and other compensation paid to the senior executive officers and the next 20 most highly-compensated employees of each company receiving TARP CPP assistance before ARRA was enacted, and to “seek to negotiate” with the TARP CPP recipient and affected employees for reimbursement if it finds any such payments were inconsistent with the TARP CPP or otherwise in conflict with the public interest

ARRA requires both the Treasury Department and the Securities and Exchange Commission to issue rules to implement these new executive compensation restrictions. As a result, until Treasury and the SEC publish their new rules, many aspects of the above restrictions will not be clear.

After the Treasury and the SEC publish these rules, the Committee will consider these new limits on executive compensation and determine how they impact the Company’s executive compensation program.

Executive Compensation Philosophy & Strategy

Compensation Philosophy

The Company’s executive compensation program is intended to drive shareholder value by attracting and retaining talented executives, motivating executives to achieve corporate objectives, and encouraging share ownership among the Executive Officers to align their interest with that of the shareholders. It is constructed to allow the Company to provide competitive target compensation for talented executives and to differentiate actual pay based on the level of individual and organizational performance. The executive compensation program consists of three components: base salary, annual cash incentive compensation, and long-term equity-based incentive compensation.

The executive compensation program is intended to provide market median compensation for median performance relative to the Company’s Compensation Peer Group (identified below) and to pay at the 75th percentile for upper quartile performance relative to that Compensation Peer Group. The Committee refers to the Company’s Compensation Peer Group in making decisions related to compensation based on performance. In cases where data for the Compensation Peer Group is incomplete, the Company may use data from a broader reference group that includes a wider variety of financial services organizations from Towers Perrin’s and/or Mercer’s proprietary compensation databases.

The Company also intends that its Total Rewards Program (including benefits and perquisites) be tied to the competitive market median. The Company periodically reviews competitive benefits analyses to ensure that its programs are consistent with those offered by other financial services companies.

Executive Officers’ eligibility for compensation and benefits is generally determined in a manner that is consistent with other employees at the Company. In addition, the timing and terms of incentive compensation awards for Executive Officers are consistent with those of other eligible employees at the Company.

Benchmarking Methodology

In making compensation decisions, the Committee compares Company performance and each element of Executive Officers’ Total Direct Compensation with compensation information from a peer group of publicly traded banking and financial institutions (collectively the “Compensation Peer Group”). The Committee refers to this Compensation Peer Group for both compensation- and performance-related benchmarking. Financial performance data is prepared either by the Committee’s external compensation consultant or by the Company, using publicly available data from proxy statements and other public filings. Compensation data is generally prepared by the Committee’s external compensation consultants, using proprietary compensation databases and publicly available data from proxy statements. The Company’s consultant reviews financial and/or compensation data that is prepared by the Company and provided to the Committee.

The Compensation Peer Group consists of companies with which the Committee believes the Company competes for talent and for stockholder investment, and which are similar in asset size and business mix. The following 16 companies were identified prior to the start of 2008 by the Committee as the 2008 Compensation Peer Group:

BB&T Corporation	The PNC Financial Services Group, Inc.
Capital One Financial Corporation	Regions Financial Corporation
Comerica Incorporated	SunTrust Banks, Inc.
Huntington Bancshares Incorporated	U.S. Bancorp
KeyCorp	Wachovia Corporation
M&T Bank Corporation	Washington Mutual, Inc.
Marshall & Ilsley Corporation	Wells Fargo & Company
National City Corporation	Zions Bancorporation

The Company’s assets were at approximately the 36th percentile of its 2008 Compensation Peer Group, as of December 31, 2007. The Committee annually reviews its Compensation Peer Group and considers changes to the Compensation Peer Group deemed necessary to ensure that the nature and size of the organizations continue to be appropriate.

The Committee re-evaluated the Compensation Peer Group and determined that the Compensation Peer Group shall remain intact for 2009, removing only the organizations that were acquired in 2008:

BB&T Corporation	The PNC Financial Services Group, Inc.
Capital One Financial Corporation	Regions Financial Corporation
Comerica Incorporated	SunTrust Banks, Inc.
Huntington Bancshares Incorporated	U.S. Bancorp
KeyCorp	Wells Fargo & Company
M&T Bank Corporation	Zions Bancorporation
Marshall & Ilsley Corporation

The Company’s assets were at approximately the 45th percentile of its 2009 Compensation Peer Group as of December 31, 2008.

Compensation Strategy

The Company’s compensation strategy refers to the structure and programs designed to achieve its compensation philosophy.

Compensation Structure. The compensation structure (i.e., each element of pay described below and the respective targets and ranges of pay for each element) for Executive Officers is reviewed annually. When determining the compensation structure, the following items are considered:

•	The most recent comparative proxy statement and survey data for similar jobs among the Compensation Peer Group

•

The 25th percentile, median and 75th percentile peer data for each element of compensation (base salary, target annual cash incentive compensation, and target long-term equity-based incentive compensation as well as the resulting total direct compensation)

•	The ability to provide market median Total Cash Compensation (i.e., base salary plus annual cash incentive compensation) for median levels of performance relative to the Compensation Peer Group

•	The ability to provide 75th percentile Total Cash Compensation for upper quartile performance relative to the Compensation Peer Group

Base Salary. The Committee reviews individual base salaries of the Company’s Executive Officers annually (and/or at the time of promotion). Salary increases are based on the Company’s overall performance and the executive’s attainment of individual objectives during the preceding year in the context of competitive market data. The objectives of the Company’s base salary program are to provide salaries at a level that allows the Company to attract and retain qualified executives and to recognize and reward individual performance. Base salary levels also drive other elements of Total Rewards, including the annual cash incentive compensation target and retirement benefits. The following items are considered when determining base salary levels:

•	Market data provided by the Company’s external compensation consultants

•	The Executive Officer’s experience, scope of responsibilities, performance and potential

•	Internal equity in relation to other Executive Officers with similar levels of experience, scope of responsibilities, performance, and potential

•	Other relevant information, which may include federal programs, regulatory requirements, etc.

The ARRA directs the U.S. Department of the Treasury to adopt rules to implement “compensation standards” for TARP CPP participants. While ARRA did not specifically require an absolute limit on executive compensation, such a restriction was included among Treasury Guidelines which preceded ARRA. Whether ARRA and the rules which implement it will impose an absolute limit on base salary is not clear at this time. The Committee will consider any new limits on executive compensation and will determine how they impact the Company’s executive compensation program.

Annual Cash Incentive Compensation. The annual cash incentive compensation program’s objective is to reward executives for superior performance relative to the Compensation Peer Group. Target award levels are established at the beginning of the year for each Executive Officer based primarily on market median target awards and are expressed as a percentage of base salary. The potential amounts of annual cash incentive compensation awards under the program for 2008 performance that the Executive Officers could earn were:

•	Up to 300% of target for each Named Executive Officer

•	Up to 225%-300% of target for the other Executive Officers, depending on competitive upside opportunity (i.e., 75th percentile payout) among the Company’s Compensation Peer Group for each job

The U.S. Department of the Treasury is required by the ARRA to adopt rules to implement “compensation standards” for TARP CPP participants including a prohibition on bonuses and incentives other than certain restricted stock. As a result, it is likely that these new legislative and regulatory restrictions will preclude any payment of annual cash incentive compensation awards or other short-term incentives to the SEOs in the future until the Company is no longer subject to the EESA.

Long-Term Equity-Based Incentive Compensation. The objective of the long-term equity-based incentive program is to align executives’ interests with shareholders’ interests and to link executive wealth accumulation with the long-term performance of the Company. Target award levels are established at the beginning of the year for each Executive Officer based primarily on market median target awards, and actual awards are made based on individual performance relative to established individual performance objectives. The ARRA directs the U.S. Department of the Treasury to adopt rules to implement “compensation standards” for TARP CPP participants including a prohibition on incentives other than certain restricted stock. As a result, it is likely that these new legislative and regulatory restrictions will preclude the grant of other forms of equity-based incentive compensation awards to the SEOs until the Company is no longer subject to EESA.

Other Plan Provisions. The annual cash and long-term equity-based incentive compensation awards are authorized under the Company’s Incentive Compensation Plan (the “Plan”). This Plan was approved and adopted by the Company’s shareholders in 2008. The Committee has delegated to certain Executive Officers the authority to grant equity awards for recruiting and retention purposes up to specified limits.

The Company’s Code of Business Conduct and Ethics provides that the Company reserves the right to and, if appropriate, will seek restitution of any bonus, commission or other compensation received as a result of an employee’s intentional or knowing fraudulent or illegal conduct or misconduct, including the making of a material misrepresentation contained in the Company’s financial statements. In addition, pursuant to the Company’s participation in the TARP CPP, our SEOs executed amendments to their Change-in-Control Agreements that included additional details regarding situations in which the Company could recover any bonus or incentive compensation that was based on “materially inaccurate financial statements or any other materially inaccurate performance metric criteria.”

Each SEO also signed an amendment to his or her employment arrangements that complies with the terms of the TARP CPP. These amendments, among other things: (1) prohibit the Company from paying any Golden Parachute Payment during any CPP covered period beyond the amount allowed under the EESA, (2) subjects any bonus and incentive compensation paid during a CPP Covered Period to recovery or clawback if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria (as noted above), and (3) noted that each compensation, bonus, incentive, change-in-control and other benefit plan is amended to the extent necessary to give effect to provisions (1) and (2).

Pay Mix and Total Compensation for Executive Officers

Annual vs. Long-Term Compensation. The Company intends to attract and retain talented executives with competitive salaries and annual cash incentive compensation opportunities that deliver market-appropriate awards based on annual performance, balanced by long-term equity-based incentive compensation awards that also provide market-competitive opportunities to deliver value commensurate with shareholder gains. The Company employs a pay mix (i.e., proportions of base salary, annual cash incentive and long-term equity-based incentive compensation comprising Total Direct Compensation) that approximates that of its peers to be consistent with its pay philosophy and to maximize the Company’s ability to attract, motivate and retain talented executives.

The Company’s compensation structure is intended to be competitive on each element of pay for each role. The figures below are expressed as a percentage of Total Direct Compensation and vary based on differences in the market pay mix for each role. The percentages below are based on the full value of the long-term equity-based incentive compensation awards on the grant date. Therefore, they differ from the figures included in the Summary Compensation Table columns “Stock Awards,” “Option Awards,” and “Total,” which are reported in accordance with SEC regulations and may include expense associated with prior years’ awards. The 2008 target pay mix for the CEO, current CFO and other three Named Executive Officers is shown below:

Named Executive Officer	Base Salary	Annual Incentive	Long-term Incentive
Kevin T. Kabat	15%	27%	58%
Ross Kari	26%	26%	48%
Greg D. Carmichael	23%	26%	51%
Robert A. Sullivan	28%	22%	50%
Charles Drucker	28%	23%	49%

The target pay will not change for 2009.

Long-term Equity-Based Incentive Compensation. The Company employs various long-term equity-based incentive compensation awards intended to align executives’ awards with shareholders’ interests. These awards include stock-settled stock appreciation rights (“SARs”), performance-based restricted stock and performance shares. The Company historically awarded incentive and non-qualified stock options. Beginning in 2004, the Company generally discontinued granting incentive and non-qualified stock options. All previously awarded incentive and non-qualified stock options outstanding are fully vested and exercisable.

For 2008, long-term equity-based incentive compensation awards for Executive Officers were first denominated in dollars, and generally granted in share-denominated amounts in the following manner:

Award Type	Proportion of long-term incentive value	Calculation of Awards
SARs	50%	Total award dollar value multiplied by 50% divided by stated 2008 SAR value of $6.50 (see page 19 for a description of how the Company determines the compensation value of a SAR)
Performance Shares	25%	Total award dollar value multiplied by 25% divided by 30-day average beginning share price (i.e., for 30 trading days prior to the grant date) of $22.17 for 2008
Performance-based Restricted Stock	25%	Total award dollar value multiplied by 25% divided by share price on grant date of $23.68 for 2008

The Company reviewed the mix of long-term equity-based incentive compensation awards for its Executive Officers in 2008 to ensure that it effectively supported the Company’s objectives:

•	Align management and shareholders’ interests

•	Motivate senior executives to optimize long-term shareholder value

•	Encourage stock ownership among senior executives

•	Enhance the Company’s ability to retain key executives

•	Ensure that the program design is consistent with our compensation philosophy and reflective of external market trends

The Committee maintained its mix of award types to evenly balance growth and full-value awards for 2008. The Committee believes that a substantial portion of the long-term equity-based incentive compensation opportunity should come from a growth-oriented incentive (i.e., SARs) that aligns executives’ interests with those of the Company’s shareholders. In addition, the Committee believes that full-value share awards with strong performance requirements (i.e., performance shares and performance-based restricted stock) are important to drive a clear results orientation with stronger retention value and enhanced ownership creation opportunities and should therefore also be granted in a meaningful amount (i.e., 50%). In addition, the two full-value award types complement each other. The performance shares reward strong relative total shareholder return and the performance-based restricted stock rewards strong return on normalized equity as well as the Company’s maintenance of well-capitalized status. The Committee determined that these weightings were appropriate based on the Company’s strategic objectives, compensation philosophy and competitive practice.

Cash vs. Non-Cash Compensation. The Company pays base salary and annual incentive compensation in cash. Most of its long-term equity-based incentive compensation awards (i.e., 87.5% of the target value) are paid in the form of shares of the Company’s common stock. Half of an executive’s earned performance shares, however, are paid in cash to allow the recipient to pay applicable taxes on the awards. The remaining performance shares, performance-based restricted stock and all of the proceeds from option and SAR exercises are delivered in shares of the Company’s common stock to align the executive’s interests with those of the shareholders, to increase the executive’s ownership in the Company, and to expedite achievement of the Company’s executive stock ownership guidelines These guidelines are outlined in more detail in the Executive Ownership and Capital Accumulation section of this proxy statement.

Tally Sheet. The Company annually prepares a tally sheet of all compensation and potential payouts for the Committee’s use when approving compensation matters. The Committee reviews all components of the Company’s Chief Executive Officer, Chief Financial Officer and the other Named Executive Officers’ compensation, including:

•	Base salary

•	Annual cash incentive compensation

•	Long-term equity-based incentive compensation

•	Accumulated, realized and unrealized equity award gains

•	The dollar value to the executive and cost to the Company of all perquisites and other personal benefits

•	The earnings and accumulated payout obligations under the Company’s nonqualified deferred compensation program

•	The projected payout obligations under the Company’s supplemental executive retirement plan

•	Several potential termination scenarios, including change in control.

In February 2008 and February 2009, the Committee reviewed tally sheets containing all the above components and the associated dollar amounts for projected 2008 and 2009 compensation and found that the figures were appropriate and reasonable. Also at that time, the Committee reviewed a sensitivity analysis of the relationship between each Named Executive Officer’s 2008 and 2009 target Total Direct Compensation and the Company’s performance (both stock price performance and financial results). The Committee was satisfied that the 2008 and 2009 compensation structures provide significant differentiation in the payouts for high versus low levels of both absolute and relative performance.

Final Determinations. The Committee considers several factors and objectives relevant to each specific program when determining compensation. The Committee also contemplates each award’s impact on the Total Direct Compensation package.

Total Direct Compensation is intended to target the median of the relevant market data, and actual compensation (both amount and mix) for executives varies based on their performance, prior experience and other pertinent factors. In addition, for purposes of attracting and retaining key executives, the Committee may determine that an additional award, an above-median sign-on package or an incentive guarantee for a new hire, or a Total Direct Compensation package that is above market median is appropriate.

In order to attract and retain qualified executives, it is sometimes appropriate to include an additional award and/or an incentive guarantee as a part of the sign-on package, in part to mitigate any compensation the executive would forfeit as a result of leaving his or her current role and/or the risk associated with making a job change at that level. The January 2, 2009 grant of 20,000 restricted shares and 40,000 stock appreciation rights was evaluated by the Committee prior to extending the offer to Mr. Kari, and was determined by the Committee to be based on reasonable compensation levels for a chief financial officer among the Company’s Compensation Peer Group and deemed by the Committee to be appropriate based on the Company’s compensation philosophy.

In addition, the Committee considered and approved the severance package provided to the Company’s former Chief Financial Officer, Mr. Marshall. The Committee considered the fact that the original payments to Mr. Marshall and the relocation expenses were paid to Mr. Marshall to induce him to relocate to Cincinnati. Given the short tenure of Mr. Marshall’s service with the Company, the terms of his resignation and the commitments to which Mr. Marshall agreed in conjunction with his departure, the Committee determined that the amounts and conditions of his severance package were prudent and appropriate.

2008 Executive Compensation Awards & Decisions

Pay for Performance

As illustrated in the Pay Mix and Total Compensation for Executive Officers section above, the majority of Executive Officers’ Total Direct Compensation varies based on the performance of the Company. Their compensation is based on individual, division and Company performance. Company performance is evaluated from a variety of perspectives, including:

•	Absolute performance and performance relative to peers

•	Return measures including return on equity and return on assets

•	Growth in core deposits, loans, fees, total revenue, net income and earnings per share

•	Efficiency ratio

•	Stock price growth and price/earnings ratio

Annual cash incentive compensation awards to Executive Officers are approved and funded on the basis of Company performance relative to specific targets set forth below in “2008 Variable Compensation Plan – Performance Goals” and are allocated to each participant based on individual and divisional performance. Long-term equity-based incentive compensation awards are allocated to each participant based on individual performance. Long-term equity-based incentive compensation awards are earned, and derive value, based on shareholder return, return on normalized equity (“RONE,” calculated as operating earnings as a percent of average common equity, normalized to the median tangible equity ratio of the Compensation Peer Group), maintenance of well-capitalized status, and stock price appreciation. Amounts realizable from prior compensation awards do not impact decisions relative to future awards or benefits because of the Company’s belief that prior awards were made on a performance basis.

Each 2008 decision is described in detail below. To summarize, the Company awarded no base salary increases and no annual cash incentive awards to its Named Executive Officers. Long-term equity-based compensation awards were made, and will only derive value in direct proportion to the Company’s performance.

2008 Base Salary

Based upon the CEO’s recommendation, Named Executive Officers did not receive base salary increases during 2008. This decision was made in February 2008 in acknowledgment of the industry environment and challenges.

2008 Variable Compensation Plan

Plan Design. The Company refers to its annual cash incentive compensation program as the “Variable Compensation Plan” or the “VCP.” During meetings held in late 2007 and early 2008, the Committee engaged in numerous discussions about the VCP’s objectives and the metrics and design that would best achieve those objectives.

For 2008, no VCP awards were made to Named Executive Officers as a result of the Company’s financial performance, as described below.

The design of the VCP remained consistent with the prior year, retaining the following three measures. The measures were weighted as illustrated below to reflect their relative importance to the Company:

1.	Earnings per share (EPS) adjusted for relative performance: 40% weight

2.	Return on Equity (ROE) relative to peers: 40% weight

3.	Efficiency Ratio relative to peers: 20% weight

In addition, the Committee introduced a formula equal to 1% of the Company’s net income as the maximum aggregate earned funding under the 2008 VCP for its Named Executive Officers.

Performance Goals. The EPS goals under the VCP were scaled to represent three levels of performance: threshold, target, and maximum. The Committee established the baseline EPS target for 2008 at $2.40, with a feature that indexes the performance levels up or down based on industry changes in earnings expectations. Specifically, to ensure the Company delivers median pay for median performance, the percentage difference between the Compensation Peer Group’s February 1, 2008 consensus earnings estimates and the Compensation Peer Group’s actual 2008 earnings, adjusts the EPS performance levels under the VCP. Due to the high level of uncertainty regarding the industry prior to the 2007 earnings releases, the starting point for the index was moved from January 1 to February 1. This allowed for a more informed anchor point for 2008. The Compensation Peer Group’s actual 2008 earnings were 81% below February 1, 2008 estimates, resulting in an adjustment to the EPS target of -$1.96. In addition, the threshold and maximum performance levels are changed by the corresponding percentage adjustment, as illustrated in the chart below. If the industry earnings had exceeded initial expectations, the EPS performance levels under the VCP would have increased. The Committee placed the goals for relative ROE and efficiency ratio at the median of the Compensation Peer Group, reflecting the Company’s philosophy to tie target pay to median performance. Linear interpolation is used to calculate funding levels between stated performance levels. The threshold, target, and maximum performance levels and the Company’s performance level (as calculated per the discussion set forth below in “Determination of Awards”) are outlined below.

Performance Metric	Threshold Performance	Target Performance	Maximum Performance	Company Performance
EPS	$0.40	$0.44	$0.50	($1.54)

ROE	25th percentile	Median (i.e., 50th percentile)	75th percentile	19th percentile

Efficiency Ratio	25th percentile	Median (i.e., 50th percentile)	75th percentile	81st percentile

Determination of Awards. The funding calculation outlined in the table above produced a VCP pool equal to 40% of target. However, the Compensation Committee approved the CEO’s recommendation and determined that no awards be paid to its entire Management Committee (approximately 50 executives), in acknowledgment of its net income results relative to expectations for 2008.

2008 Long-term Equity-based Compensation Awards

Long-term equity-based incentive compensation awards for the Executive Officers are made to align the focus and rewards with the interests of the Company’s shareholders and to facilitate share ownership among Executive Officers. Target awards are established based on market median compensation for each job, and the values awarded represent the reward opportunity that may be realized only with commensurate performance. Award levels are determined based on target pay levels, Company performance, and the individual performance of each Executive Officer, such as:

•	The Company’s revenue and expense results

•	Division’s revenue and expenses vs. budget

•	Internal and external customer service levels

•	Performance relative to the Company’s strategic initiatives

•	Results related to specific individual responsibilities

The Chief Executive Officer recommends the award levels for the other Executive Officers and the Committee makes the final award determination for all Executive Officers. The award considerations are not based on a formula. Rather the Committee may choose to make the actual award higher or lower than the target award based on the factors described above. For 2008, the Committee made the actual awards at or below the target levels.

These grants provide incentive for the creation of shareholder value since the full benefit of the grant to each Executive Officer can only be realized with an appreciation in the price of the Company’s common shares or through reasonable relative total shareholder return or RONE, depending on the type of award. The Company does not grant discounted stock options or SARs, re-price previously granted stock options or SARs, or grant reload stock options.

SARs for Executive Officers have been and will continue to be granted at the closing price of the Company’s common stock on the date of grant, with a 10-year term and generally a 4-year graded vesting schedule. These award terms are consistent with the annual grant for all eligible employees at the Company. The Company assigns a compensation value for SARs at the beginning of each calendar year, based on a number of factors including the calculated Black-Scholes value using the full ten-year term. This compensation value is not equal to the Black-Scholes value calculated for accounting purposes, in part due to use of the weighted average life for the accounting calculation. The grant date is the date of the Compensation Committee’s approval of the awards, which will typically be at a March or April Compensation Committee meeting or at the annual shareholder meeting in April. The grant dates for 2008 awards are detailed in the 2008 Grants of Plan-Based Awards table. The Company does not adjust the timing of its annual grant based on SEC filings or press releases. Rather, the annual grant date is established and communicated well in advance.

Performance shares are granted with goals set at the date of the award grant in terms of three-year total shareholder return relative to the Company’s Compensation Peer Group. Total shareholder return was selected as the measure when the plan was introduced in 2004, and subsequently retained, because of its strong alignment with shareholder interests. The grants established varying payouts for increasing levels of relative total shareholder return, and aligned with the Company’s philosophy of tying median pay to median performance with appropriate upside and downside leverage:

Performance Level	Payout
40th percentile (threshold)	50% of award
50th percentile (target)	100% of award
90th percentile (maximum)	200% of award

Performance shares would be paid 50% in cash and 50% in the Company’s common stock. The cash payout is intended to cover applicable taxes on the awards so the Executive Officer can retain the shares earned. No payouts have yet occurred under these awards. The 3-year performance period for the second grant of performance shares (i.e., those granted in 2005) concluded on March 31, 2008 and the performance threshold was not met; therefore, the awards were not earned.

Performance-based restricted stock awards vest based on the Company maintaining well-capitalized status and based on achievement of target RONE during the year of grant. Well-capitalized status is defined as follows: Under the Federal Reserve regulations, a bank generally shall be deemed to be well-capitalized if it has a total risk-based capital ratio of 10% or more, a Tier I capital ratio of 6% or more, a Tier I leverage ratio of 5% or more and is not subject to any written capital order or directive. The target RONE level is established based on the median performance of the Compensation Peer Group, in alignment with the Company’s compensation philosophy of anchoring median pay to median performance. The target RONE for 2008 was 13%, which corresponded to the median performance level for the Company’s Compensation Peer Group for the immediately preceding two-year period (i.e., 2006-2007). The Committee chose to use a two-year period for establishing this goal because use of a one-year period would have produced what was at the time believed to be an artificially low goal, given the industry’s performance in 2007. The performance restriction period was established as January 1, 2008 to December 31, 2008. Dividends are accrued during the performance restriction period; if the shares are earned, accrued dividends are paid after the performance restriction period and dividends are paid quarterly thereafter during the remainder of the vesting period.

The Committee determined that the 2008 performance-based restricted stock award was not earned, and the shares were cancelled. In addition, the accrued dividends were not paid.

Executive Benefits & Perquisites

Summary of Eligibility for Benefits and Perquisites

The table below illustrates eligibility for benefits and perquisites. “Yes” indicates that some or all of the employees in the category receive the benefit; “No” indicates that employees in this category are not eligible to participate in the program. Additional details are provided about the programs in either the footnotes to this table or the sections that follow.

Benefits and Perquisites	Executive Officers	Officers (Vice Presidents and above)	Full-time Employees
Medical and dental insurance	Yes	Yes	Yes
Life and disability insurance	Yes	Yes	Yes
401(k) plan	Yes	Yes	Yes
Employee stock purchase plan	No	Yes	Yes
Deferred compensation plan	Yes	Yes	No
Supplemental executive retirement plan(1)	Yes	Yes	No
Defined benefit pension plan(1)	Yes	Yes	Yes
Employee discount on Company products	Yes	Yes	Yes
Financial planning reimbursement(2)	Yes	Yes	No
Country club memberships(3)	Yes	Yes	No
Parking	Yes	Yes	No
Relocation assistance	Yes	Yes	Yes
Commuting expense reimbursement(4)	Yes	No	No

(1)	As described below, these plans are frozen for all employees except those who were age 50 with 15 years of service as of December 31, 1998.

(2)	The Company believes that effective financial planning optimizes an executive’s Total Rewards. Eligible executives receive reimbursement of varying amounts based on executive band level up to $10,000 in the first year and up to $7,500 in subsequent years for financial planning, tax preparation, and legal services. In the past, these reimbursements were increased to account for income taxes to the Executive Officer.

(3)	Selected executives and managers are reimbursed for country club memberships in situations where the membership would benefit the Company from a business development perspective.

(4)	The Company periodically assists remote, transferring or newly hired executives with expenses related to commuting.

Retirement Benefits

The Company’s retirement benefits are designed to assist employees in accumulating wealth to provide income during their retirement years. The retirement benefits are designed to attract and retain employees and to encourage employees to save money for their retirement while maintaining a competitive cost structure. Based on the Company’s research using two national benefits surveys, its retirement benefits are positioned near the market median for similar employers. The Company’s primary retirement benefit plan is a defined contribution 401(k) plan with a company match and possible additional discretionary contributions, both of which are subject to vesting requirements. The Company also maintains a defined benefit plan that has been frozen except for approximately 40 employees who had previously met its eligibility requirements and are permitted to continue participating.

401(k) and Profit-Sharing. The Company maintains a 401(k) plan for all eligible employees. The 401(k) plan provides a match to employee contributions and may also provide an annual discretionary profit-sharing contribution. The Company’s match is 100% of the first 4% of eligible compensation an employee contributes to the plan, and is invested in the Company’s common stock fund. Participants are able to immediately redirect the matching contribution to any of the plan’s existing investment alternatives. The discretionary profit-sharing contribution is based on the Company’s performance, and is invested in the participant’s existing 401(k) investment allocations. The discretionary contribution for 2008 was 2% of eligible compensation based on the Company’s financial results. All Named Executive Officers are eligible for this plan up to the IRS wage or contribution limits.

Pension Plan. The Company maintains a defined benefit pension plan. On November 15, 1998, the benefit plan was frozen except for employees who were age 50 or older and had at least 15 years of service at December 31, 1998. The plan was frozen because the combination of this plan and the defined contribution plan provided benefits that may have exceeded retirement income needed by employees and resulted in the Company having benefit costs higher than its competitors. Employees who met the age and service requirement were “grandfathered” and continue to accrue benefits under that plan. No Named Executives continue to accrue benefits under this plan. Mr. Kabat has a frozen benefit for his service while at Old Kent Bank prior to it being acquired by the Company. The Old Kent Bank defined benefit plan was frozen for all participants shortly after the Company acquired Old Kent Bank. The Company also has a supplemental executive retirement plan, The Fifth Third Bancorp Supplemental Retirement Income Plan (“SERP”), that mirrors the qualified defined benefit plan except that it provides benefits that are lost under the qualified plan due to IRS qualified plan limits. The SERP was also frozen for all participants except for the grandfathered participants in the qualified defined benefit pension plan. The retirement benefit under both the defined benefit pension plan and the SERP is based on years of service and a percent of an employee’s highest five consecutive years of earnings over the last ten years of employment. Compensation for retirement benefit calculations is defined as the base salary plus variable compensation.

Health and Welfare Benefits

The Company offers medical, dental, life and disability insurance to its employees. The benefits are designed to attract and retain employees and provide security to employees for their health and welfare needs. Based on the Company’s research using two national benefits surveys, its health and welfare benefits are positioned near the market median for similar employers. These benefits are offered to employees and Named Executive Officers on a uniform basis and are subject to insurance policy limitations. The Company provides Company-paid life insurance coverage equal to an employee’s base salary, up to $1,000,000. The Company’s long-term disability benefit is 60% of an employee’s base salary and the benefit is limited to $20,000 per month. The Company also offers a Company-paid short-term disability benefit with similar benefits to the long-term disability program.

Paid Time Off Benefits

The Company offers employees vacation days, sick days and other paid time off benefits. These benefits are offered to all employees with variances based on an employee’s years of service and officer status.

Deferred Compensation

The Company offers some of its employees (at certain Salary Band levels, including its Executive Officers) a nonqualified deferred compensation plan. This plan allows for the deferral of base salary, bonus, and/or performance-based restricted stock. The plan also provides for the Company to make a contribution for loss of qualified plan 401(k) match and/or discretionary contribution due to deferral of pay into this plan or due to wage and/or contribution limitations under the qualified 401(k) plan. These contributions had historically been invested 100% in the Company’s common stock; however, beginning January 1, 2007 participants were able to diversify their investments into the existing 401(k) plan investment alternatives, except, as noted below, the amount of performance-based restricted stock that is deferred.

Performance-based restricted stock, and the opportunity to elect deferral of these awards, was introduced in 2007. Participants may elect to defer all or none of the restricted shares related to each year’s award, and the shares will be deferred as they vest, subject to being earned by achieving the performance objective. All performance-based restricted stock will be invested in the Company’s common stock, once deferred into the nonqualified deferred compensation plan.

The Company also maintains a Stock Option Gain Deferral plan. This plan was closed to new deferrals in 2005. No Named Executive Officer has an account balance in this plan. No future contributions can be made to this plan and payouts will be made post-employment according to elections under the plan that are currently in place.

Severance and Change-in-Control Benefits

The Company maintains change-in-control agreements for approximately 45 of its officers (including all of the 2008 Named Executive Officers). The severance benefits conferred in these agreements range from one to 2.99 times the individual’s base salary plus target annual cash incentive compensation, and other benefits, and are effective only in the event of both a change in control and termination of employment (including a constructive termination). For this purpose, a change in control would occur in any of the following instances:

•	Any person is or becomes the beneficial owner of 25% or more of the Company’s outstanding common stock

•	During any consecutive 2-year period, the Directors in office in the beginning of such period (or Directors who were approved by 2/3 of such Directors) cease to constitute a majority of the Board

•

The sale or disposition of substantially all of the Company’s assets or the merger or consolidation of the Company with any other corporation unless the voting securities of the Company outstanding prior to such action continue to represent at least 50% of the voting power of the merged or consolidated entity

•	The Company’s shareholders approve a plan of complete liquidation of the Company

The agreements defer to the 2004 and 2008 Incentive Compensation Plans for treatment of long-term equity-based incentive compensation, which provides for the accelerated vesting of unvested long-term equity-based incentive compensation awards in the event of a change in control. If a change in control occurs, all stock-based awards granted prior to April 15, 2008 would vest immediately without the requirement of a termination of employment. Awards granted on or after April 15, 2008 would vest only if there is a change in control and termination of employment. Performance-based awards (including performance shares and performance-based restricted stock) would be paid out at the higher of (1) the extent to which the performance goals had been met through the date of the change in control, or (2) the value at the date of the change in control of the number of target shares awarded at the grant.

In addition, each Senior Executive Officer signed an amendment to his or her employment arrangements that complies with the terms of the TARP CPP. These amendments prohibit the Company from paying any Golden Parachute Payment, including tax gross-up payments, during any CPP covered period beyond the amount allowed under the EESA.

Tax and Accounting Impact

Deductibility of Executive Compensation. Certain sections of the Internal Revenue Code limit the deductibility of compensation paid to or earned by a public company’s Named Executive Officers. In particular, the Company will not be permitted to deduct compensation earned by the Named Executive Officers in excess of $500,000 as a result of the Company’s participation in the TARP CPP and, in addition, certain performance based compensation paid under shareholder approved plans is no longer exempt from these limits. The limitation of the deductibility of compensation earned by the Named Executive Officers will continue until the Company ends its participation in the TARP CPP. Therefore, it is anticipated that a portion of the compensation earned by the Named Executive Officers will not be deductible by the Company in 2009. Subsequent to ending the Company’s participation in TARP, the Company may not be permitted to deduct certain compensation paid to the Named Executive Officers in excess of $1,000,000 under the Internal Revenue Code.

Nonqualified Deferred Compensation. The American Jobs Creation Act of 2004 was signed into law on October 22, 2004, changing the tax rules applicable to nonqualified deferred compensation arrangements. The final regulations became effective January 1, 2008 and the Company believes it is operating in compliance with the regulations. A more detailed description of the Company’s nonqualified deferred compensation arrangements is provided beginning on page 21 under the heading “Deferred Compensation”.

Accounting and Financial Reporting. Effective January 1, 2006, the Company began accounting for long-term equity-based incentive compensation payments including stock options, SARs, performance-based restricted stock, and performance shares in accordance with the requirements of Statement of Financial Accounting Standard No. 123 (Revised 2004), “Share-Based Payment”.

Executive Ownership and Capital Accumulation

The executive compensation program is designed to provide opportunities for Executive Officers to build ownership in the Company and to align performance with shareholder interests. Accordingly, the Company has established share ownership guidelines for all employees in the Company’s Salary Band structure, including the Executive Officers. The amount of shares required to be retained varies based upon the assigned Salary Band. These employees are expected to use shares net of taxes obtained through awards under the long-term equity-based incentive compensation program to establish a significant level of direct ownership. Stock ownership includes:

•	Shares owned individually and by immediate family

•	Restricted stock not yet vested

•	Shares held in the 401(k) plan

•	Shares held in the employee stock purchase plan

•	Shares held in the nonqualified deferred compensation plan.

Executive Officers who have not met the ownership guidelines are required to retain 50% of the net after-tax shares following exercise or receipt of the shares. In addition, Executive Officers are required to retain 100% of the net after-tax shares for one year following exercise or receipt of the shares. Specific ownership guidelines for the Named Executive Officers are:

2008 Share Ownership Guidelines

Chief Executive Officer	115,000 shares
Other Named Executive Officers	50,000 shares

The Committee reviews progress toward achieving the ownership goal for the Company’s Executive Officers on an annual basis. Based on the 2008 review, three of the Named Executive Officers had reached their ownership guideline. Of those who had not yet reached the ownership guideline, all increased their ownership over the prior year.

Although the Company does not prohibit its Executive Officers from hedging shares of the Company’s common stock, any hedged shares are excluded from the calculation of Executive Officers’ ownership levels when analyzing progress toward meeting the stock ownership guidelines. The Company’s insider trading policy prohibits trading during designated blackout periods and requires approval by the Legal Department prior to any trade.

The Company has not historically had a formal capital accumulation policy (i.e., guidance for the interplay between long-term equity-based incentive awards and retirement benefits). Instead, the Company has specifically benchmarked its compensation and retirement plans to the external market to ensure a competitive design. The Committee will continue to consider long-term equity-based incentive compensation awards in the context of market-competitive levels and individual and corporate performance.

2009 Executive Compensation Changes

During its annual review of the design of its compensation plans, the Company determined that its plans are supportive of its compensation philosophy and strategic business objectives. The Company identified a few opportunities to more closely align its program to its strategic business objectives. An overview of the material changes made for 2009 is shown below.

•	Base salaries for the Named Executive Officers were not adjusted for 2009.

•

Target annual cash and/or long-term incentive award levels were increased for one Executive Officer, consistent with the Executive Officer’s role and the Company’s Compensation Peer Group median target award level.

•	Maximum annual incentive compensation levels for Executive Officers with a maximum payout opportunity equal to 300% of target were lowered to 225% of target for 2009.

•

The Company’s 2009 Variable Compensation Plan was approved with the following primary measures: pre-tax, pre-provision core earnings, tangible common equity, and efficiency ratio. The Committee will make adjustments to the funding derived by these measures by considering a number of factors to include liquidity, capital, credit, and earnings. In addition, the Committee will amend the Variable Compensation Plan to comply with all requirements of the TARP CPP, the ARRA and any other future applicable law or regulation.

•	The Company will cease increasing its reimbursements to its Executive Officers for financial planning benefits to account for income taxes with respect to such reimbursements.

•	Each Senior Executive Officer signed an amendment to his or her employment arrangements that complies with the terms of the TARP CPP.

•	The Company anticipates making additional adjustments to its Total Rewards Program pursuant to new regulations under the TARP CPP, the ARRA or other federal programs.

Summary Compensation Table

The table below summarizes the compensation awarded, paid to, or earned by the Company’s Named Executive Officers. The amounts in the Stock Awards and Option Awards columns indicate the accounting expense associated with all outstanding grants during 2008, and do not correspond with either 2008 grants or value earned during 2008 or even the amounts that the Named Executive Officers may eventually realize with respect to these awards. The full benefit of these awards can only be realized with an appreciation in the price of the Company’s common shares or through reasonable relative total shareholder return or RONE, depending on the type of award.

2008 Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) (3) ($)	Option Awards(2) (3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(6) ($)	Total ($)
Kevin T. Kabat	2008	$899,995	—	$814,523	$1,210,135	—	$(1,800)	$208,134	$3,132,787
Chairman, President and Chief Executive Officer	2007	$866,534	—	$704,985	$1,486,770	$3,013,200	$14,000	$140,400	$6,225,890
	2006	$601,693	$463,600	$657,015	$1,073,750	—	$13,000	$91,195	$2,900,253

Ross J. Kari, Chief Financial Officer and Executive Vice President(5)	2008	$55,770	$100,000	—	—	—	—	$40,355	$196,125

Greg D. Carmichael	2008	$569,504	—	$389,640	$564,310	—	—	$128,989	$1,652,443
Executive Vice President and Chief Operating Officer	2007	$565,062	—	$494,395	$710,137	$1,059,277	—	$121,142	$2,950,013
	2006	$527,427	$440,800	$403,600	$570,329	—	—	$94,224	$2,036,380

Charles D. Drucker	2008	$422,094	—	$414,184	$374,599	—	—	$96,557	$1,307,434
Executive Vice President	2007	$419,776	—	$516,661	$372,778	$658,467	—	$82,966	$2,050,648
	2006	$399,318	$263,512	$326,310	$257,013	—	—	$68,957	$1,315,111

Robert A. Sullivan	2008	$565,594	—	$216,997	$334,403	—	—	$119,875	$1,236,869
Executive Vice President	2007	$564,948	—	$270,775	$579,409	$859,702	—	$104,726	$2,379,560
	2006	$557,459	$425,600	$732,359	$1,576,900	—	—	$92,216	$3,384,534

Daniel T. Poston, Executive Vice President & Controller(5)	2008	$310,024	—	$165,265	$293,857	—	—	$45,846	$814,992

Christopher G. Marshall	2008	$184,207	—	$53,245	$(106,992)	—	—	$1,596,393	$1,726,853
Former Chief Financial Officer and Executive Vice President(5)	2007	$513,257	—	$325,010	$101,707	$916,677	—	$203,121	$2,059,773
	2006	$307,686	$400,000	$86,722	—	—	—	$172,904	$967,312

(1)	The 2008 amount for Mr. Kari represents a new hire sign-on bonus. He joined the Company on November 17, 2008.

(2)	Assumptions used in determining fair value are disclosed in footnote 20 “Stock Based Compensation” located on page 89 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

(3)	Amounts reflect fair value expense recognized by the Company in 2008 for unvested portions of all outstanding awards, which includes awards made in and prior to 2008. Messrs. Kabat and Sullivan were retirement-eligible as of December 31, 2008 for some unvested portions of their existing equity grants. The figures reflect the accelerated expense recognition under Statement of Financial Accounting Standards No. 123 (R) for their long-term equity-based incentive compensation awards for which they are retirement-eligible.

(4)	The Company has nonqualified deferred compensation plans. The amounts earned are disclosed in the “Nonqualified Deferred Compensation” table.

(5)

In 2008, Mr. Marshall served as the Chief Financial Officer through April 30, 2008. Mr. Poston served as the Chief Financial Officer from May 1, 2008 through November 16, 2008. Mr. Kari serves as the current Chief Financial Officer since joining the Company on November 17, 2008.

(6)	All Other Compensation:

Name	Year	Perquisites and Other Personal Benefits		Registrant Contributions to Defined Contribution Plans	Insurance Premiums	Tax Reimbursements	Severance	Other(G)
Kevin T. Kabat	2008	$26,589	(A)	$113,964	$842	—	—	$66,739
	2007	$38,682	(A)	$65,372	$842	$5,000
	2006	$21,569	(A)	$42,697	$505	$1,968

Ross J. Kari	2008	$22,135	(B)	—	$544	$17,522	—	$154

Greg D. Carmichael	2008	$37,816	(C)	$55,256	$534	—	—	$35,383
	2007	$37,968	(C)	$45,086	$534	$5,000		$32,554
	2006	$26,617	(C)	$36,870	$447	$1,150		$29,140

Charles D. Drucker	2008	$8,645	(D)	$38,395	$396	$4,167	—	$44,954
	2007	$660	(D)	$32,696	$396	$1,630		$47,584
	2006	$12,872	(D)	$31,290	—	—		$39,894

Robert A. Sullivan	2008	$25,432	(E)	$51,030	$530	$2,500	—	$40,383
	2007	$28,294	(E)	$44,548	$530	$330		$31,024
	2006	$29,140	(E)	$38,900	$573	$763		$22,840

Daniel T. Poston	2008	$2,100		$25,001	$308	—	—	$18,437

Christopher G. Marshall	2008	$52,418	(F)	$11,868	$482	—	$1,500,000	$31,625
	2007	$121,094	(F)	$40,999	$482	$5,225		$35,321
	2006	$155,000	(F)	$7,933	$270	—		$9,701

(A)	The amount shown for Mr. Kabat for 2008 represents trust and estate planning paid by the Company on behalf of Mr. Kabat, parking, and country club dues. Of the amount shown for 2007 $28,682 represents country club dues and the remaining amount represents trust and estate planning fees and the amounts shown for 2006 represent trust and estate planning and country club dues.

(B)	The amount shown for Mr. Kari represents relocation benefits and parking.

(C)	The amount shown for Mr. Carmichael for 2008 represents trust and estate planning paid by the Company on behalf of Mr. Carmichael, parking, and country club dues. Of the amount shown for Mr. Carmichael for 2007, $27,293 represent country club dues and the remaining amount represents trust and estate planning fees, and the amounts shown for 2006 represent trust and estate planning fees and country club dues.

(D)	The amount shown for Mr. Drucker for 2008 represents trust and estate planning paid by the Company on behalf of Mr. Drucker, parking, and housing expenses. The amount shown for Mr. Drucker for 2007 represents trust and estate planning fees paid by the Company on behalf of Mr. Drucker.

(E)	The amounts shown for Mr. Sullivan represent trust and estate planning fees paid by the Company on behalf of Mr. Sullivan, parking, and country club dues.

(F)	Of the amounts shown for Mr. Marshall for 2008, 2007, and 2006, $44,583, $107,000 and $155,000, respectively, represent relocation benefits. The relocation benefits are the 2008, 2007, and 2006 portions of a cash payment calculated based on anticipated relocation-related expenses scheduled to be paid to Mr. Marshall between 2006 and 2008. The remaining amount shown for 2008 represents country club dues and parking. The remaining amounts shown for 2007 represent trust and estate planning fees paid by the Company on behalf of Mr. Marshall and country club dues.

(G)	Amounts in this column represent benefit choice dollars and dividends paid on restricted stock.

Grants of Plan-Based Awards

The following table illustrates the long-term equity-based incentive compensation awards made to Named Executive Officers during 2008. The table reflects the full value of awards made in 2008 unlike the figures in the Summary Compensation Table, which incorporates the vesting period and the Executive Officer’s retirement eligibility.

On March 24, 2008, six of the Named Executive Officers received grants of performance-based restricted stock that would have vested in three equal annual installments from the date of grant had the Company met the performance goal. These awards did not vest and were cancelled due to the Company failing to meet the performance goal. On April 15, 2008, six of the Named Executive Officers received grants of performance shares that will vest three years from the grant date and SARs that will vest in four equal annual installments from the date of grant.

Dividends are paid on unvested restricted stock (excluding performance-based restricted stock for which the performance restriction has not been met), which is reported in the All Other Stock Awards: Number of Shares of Stock or Units column below. Exercise prices for stock options and stock appreciation rights are equal to the closing price of the Company’s common stock on the date of grant. Performance shares are earned based on relative total shareholder return versus the Company’s Compensation Peer Group. Higher relative performance corresponds to a greater number of performance shares earned. Performance-based restricted stock awards are earned based on the Company’s RONE and capital status, and vest in equal annual installments over three years if the performance condition has been satisfied. There were no tandem awards, reload features, or tax-reimbursement provisions in connection with the stock apprecation rights. None of these awards has been repriced or modified. As described in the Compensation Discussion and Analysis section, the provisions of the 2004 and 2008 Incentive Compensation Plans result in accelerated vesting in the event of a change in control.

2008 Grants of Plan-Based Awards

Name	Grant Date(1)	Date Grant Approved by Compensation Committee	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(2)(3)				Estimated Future Payouts Under Equity Incentive Plan Awards(3)				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
			Number of Units	Threshold ($)	Target ($)	Maximum ($)	Number of Units	Threshold (#)	Target (#)	Maximum (#)
Kevin T. Kabat				$810,000	$1,620,000	$4,860,000
	3/24/2008	3/24/2008									36,951			$875,000
	4/15/2008	4/15/2008	19,734	$81,501	$163,003	$326,006
	4/15/2008	4/15/2008					19,734	9,867	19,734	39,468				$437,503
	4/15/2008	4/15/2008										269,231	$19.26	$561,427
Ross J. Kari(5)
Greg D. Carmichael				$313,227	$626,454	$1,879,363
	3/24/2008	3/24/2008									11,613			$274,996
	4/15/2008	4/15/2008	6,202	$25,614	$51,229	$102,457
	4/15/2008	4/15/2008					6,202	3,101	6,202	12,404				$137,498
	4/15/2008	4/15/2008										84,615	$19.26	$176,448
Charles D. Drucker				$179,390	$358,780	$1,076,340
	3/24/2008	3/24/2008									8,710			$206,253
	4/15/2008	4/15/2008	4,651	$19,209	$38,417	$76,835
	4/15/2008	4/15/2008					4,652	2,326	4,652	9,304				$103,135
	4/15/2008	4/15/2008										63,462	$19.26	$132,337
Robert A. Sullivan				$226,238	$452,475	$1,357,426
	3/24/2008	3/24/2008									11,085			$262,493
	4/15/2008	4/15/2008	5,920	$24,450	$48,899	$97,798
	4/15/2008	4/15/2008					5,920	2,960	5,920	11,840				$131,246
	4/15/2008	4/15/2008										80,769	$19.26	$168,428
Daniel T. Poston				$93,007	$186,014	$418,532
	3/24/2008	3/24/2008									4,223			$100,001
	4/15/2008	4/15/2008	2,255	$9,313	$18,626	$37,253
	4/15/2008	4/15/2008					2,256	1,128	2,256	4,512				$50,016
	4/15/2008	4/15/2008										30,769	$19.26	$64,163
Christopher G. Marshall(6)				$257,494	$514,987	$1,544,961
	3/24/2008	3/24/2008									11,402			$269,999
	4/15/2008	4/15/2008	6,089	$25,148	$50,295	$100,590
	4/15/2008	4/15/2008					6,090	3,045	6,090	12,180				$135,015
	4/15/2008	4/15/2008										83,077	$19.26	$173,240

(1)	All awards granted on March 24, 2008 were made under the Fifth Third Bancorp Incentive Compensation Plan as approved by shareholders on March 23, 2004. All awards granted on April 15, 2008 were made under the 2008 Incentive Compensation Plan as approved by shareholders on April 15, 2008.

(2)	Includes incentive awards made under the Annual Incentive Plan. There were no payments made under the Annual Incentive Plan in 2008 as indicated in the “Non-Equity Incentive Compensation “ column of the “Summary Compensation Table” in this Proxy Statement.

(3)	Threshold, Target, and Maximum amounts are calculated using the December 31, 2008 closing price of the Company’s common stock of $8.26.

(4)	Grant Date Fair Value of Stock Awards granted on March 24, 2008 calculated as [total number of shares] multiplied by [$23.68].

Grant Date Fair Value of Equity Incentive Plan Awards granted on April 15, 2008 calculated as [total number of units] multiplied by [$22.17].

Grant Date Fair Value of Option Awards granted on April 15, 2008 calculated as [total number of securities underlying options] multiplied by [$2.0853].

(5)	Mr. Kari received no grants of plan-based awards in 2008.
(6)	Mr. Marshall resigned on April 30, 2008 and had no outstanding grants of plan-based awards on December 31, 2008.

Outstanding Equity Awards at Year-End

The following table outlines outstanding long-term equity-based incentive compensation awards for the Named Executive Officers as of December 31, 2008. Each outstanding award is shown separately. Option Awards include non-qualified and incentive stock options, and stock appreciation rights. Stock awards include restricted stock and performance share awards. The vesting schedule for each award is described in the footnotes to this table.

Outstanding Equity Awards at December 31, 2008

	Option Awards						Stock Awards(12)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(11) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Kevin T. Kabat.	65,268	—		—	$53.0500	6/21/2009	—		—	—	—
	97,125	—		—	$37.2410	6/19/2010	—		—	—	—
	150,000	—		—	$53.6250	4/2/2011	—		—	—	—
	50,000	—		—	$68.0100	4/22/2012	—		—	—	—
	60,000	—		—	$51.4600	3/28/2013	—		—	—	—
	55,000	—		—	$54.4000	4/19/2014	—		—	—	—
	46,783	15,594	(1)	—	$42.9000	4/8/2015	—		—	—	—
	—	60,000	(2)	—	$37.5800	1/23/2016	—		—	—	—
	35,550	35,550	(3)	—	$39.3600	4/7/2016	—		—	—	—
	58,334	174,999	(4)	—	$38.2700	4/9/2017	—		—	—	—
	100,000	400,000	(5)	—	$40.1000	4/23/2017	—		—	—	—
	—	269,231	(6)	—	$19.2600	4/15/2018	—		—	—	—
	—	—		—	—	—	15,966	(7)	$131,879	—	—
	—	—		—	—	—	15,242	(8)	$125,899	—	—
	—	—		—	—	—	36,951	(9)	$305,215	—	—
	—	—		—	—	—	—		—	67,458	$557,203
Ross J. Kari(13)	—	—		—	—	—	—		—	—	—
Greg D. Carmichael	20,000	—		—	$57.4100	3/28/2013	—		—	—	—
	45,000	—		—	$54.4000	4/19/2014	—		—	—	—
	46,783	15,594	(1)	—	$42.9000	4/8/2015	—		—	—	—
	—	60,000	(2)	—	$37.5800	1/23/2016	—		—	—	—
	35,550	35,550	(3)	—	$39.3600	4/7/2016	—		—	—	—
	16,667	50,000	(4)	—	$38.2700	4/9/2017	—		—	—	—
	—	84,615	(6)	—	$19.2600	4/15/2018	—		—	—	—
	—	—		—	—	—	15.966	(7)	$131,879	—	—
	—	—		—	—	—	4,355	(8)	$35,972	—	—
	—	—		—	—	—	11,613	(9)	$95,923	—	—
	—	—		—	—	—	—		—	24,726	$204,237
Charles D. Drucker	20,000	—		—	$49.8300	10/1/2014	—		—	—	—
	21,635	7,211	(1)	—	$42.9000	4/8/2015	—		—	—	—
	—	25,000	(2)	—	$37.5800	1/23/2016	—		—	—	—
	29,626	29,624	(3)	—	$39.3600	4/7/2016	—		—	—	—
	12,500	37,500	(4)	—	$38.2700	4/9/2017	—		—	—	—
	—	63,462	(6)	—	$19.2600	4/15/2018	—		—	—	—
	—	—		—	—	—	2,914	(10)	$24,070	—	—
	—	—		—	—	—	6,652	(7)	$54,946	—	—
	—	—		—	—	—	3,266	(8)	$26,977	—	—
	—	—		—	—	—	8,710	(9)	$71,945	—	—
	—	—		—	—	—	—		—	19,049	$157,345

	Option Awards						Stock Awards(12)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(11) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert A. Sullivan	16,078	—		—	$31.3480	1/1/2009	—		—	—	—
	19,140	—		—	$42.3197	1/3/2010	—		—	—	—
	19,140	—		—	$54.6708	1/2/2011	—		—	—	—
	60,000	—		—	$68.0100	4/22/2012	—		—	—	—
	65,000	—		—	$51.4600	3/28/2013	—		—	—	—
	60,000	—		—	$54.4000	4/19/2014	—		—	—	—
	46,783	15,594	(1)	—	$42.9000	4/8/2015	—		—	—	—
	—	60,000	(2)	—	$37.5800	1/23/2016	—		—	—	—
	35,550	35,550	(3)	—	$39.3600	4/7/2016	—		—	—	—
	16,667	50,000	(4)	—	$38.2700	4/9/2017	—		—	—	—
	—	80,769	(6)	—	$19.2600	4/15/2018	—		—	—	—
	—	—		—	—	—	15,966	(7)	$131,879	—	—
	—	—		—	—	—	4,355	(8)	$35,972	—	—
	—	—		—	—	—	11,085	(9)	$91,562	—	—
	—	—		—	—	—	—		—	24,162	$199,578
Daniel T. Poston	4,860	—		—	$61.7000	4/5/2011	—		—	—	—
	5,140	—		—	$61.7000	4/5/2011	—		—	—	—
	25,000	—		—	$68.0100	4/22/2012	—		—	—	—
	30,000	—		—	$51.4600	3/28/2013	—		—	—	—
	35,000	—		—	$54.4000	4/19/2014	—		—	—	—
	27,044	9,014	(1)	—	$42.9000	4/8/2015	—		—	—	—
	—	30,000	(2)	—	$37.5800	1/23/2016	—		—	—	—
	17,776	17,774	(3)	—	$39.3600	4/7/2016	—		—	—	—
	6,667	20,000	(4)	—	$38.2700	4/9/2017	—		—	—	—
	—	30,769	(6)	—	$19.2600	4/15/2018	—		—	—	—
	—	—		—	—	—	7,983	(7)	$65,940	—	—
	—	—		—	—	—	1,742	(8)	$14,389	—	—
	—	—		—	—	—	4,223	(9)	$34,882	—	—
	—	—		—	—	—	—		—	10,046	$82,980
Christopher G. Marshall(13)	—	—		—	—	—	—		—	—	—

(1)	All unexercisable shares will vest on April 8, 2009.

(2)	All unexercisable shares will vest on January 23, 2010.

(3)	One-half of the unexercisable shares will vest on each of April 7, 2009, and 2010.

(4)	One-third of the unexercisable shares will vest on each of April 9, 2009, 2010, and 2011.

(5)	One-fourth of the unexercisable shares will vest on each of April 23, 2009, 2010, 2011, and 2012.

(6)	One-fourth of the unexercisable shares will vest on each of April 15, 2009, 2010, 2011, and 2012.

(7)	All unvested shares will vest on January 23, 2010.

(8)	One-half of the unvested shares will vest on each of April 9, 2009, and 2010.

(9)

As of December 31, 2008, one-third of the unvested shares would vest on each of March 24, 2009, 2010, and 2011 subject to achievement of stated performance goals. Following year-end 2008, the Compensation Committee of the Board of Directors of Fifth Third Bancorp resolved that the performance goals had not been achieved and the entire award was cancelled.

(10)	All unvested shares will vest on April 8, 2009.

(11)

All Equity Incentive Plan Awards in this column will vest three years from the date of grant, subject to achievement of stated performance goals: Of the amount shown for Mr. Kabat, 6,055 will vest on April 7, 2009, 21,935 will vest on April 9, 2010 and 39,468 will vest on April 15, 2011. Of the amount shown for Mr. Carmichael, 6,055 will vest on April 7, 2009, 6,267 will vest on April 9, 2010, and 12,404 will vest on April 15, 2011. Of the amount shown for Mr. Drucker, 5,046 will vest on April 7, 2009, 4,700 will vest on April 9, 2010 and 9,303 will vest on April 15, 2011. Of the amount shown for Mr. Sullivan, 6,055 will vest on April 7, 2009, 6,267 will vest on April 9, 2010, and 11,840 will vest on April 15, 2011. Of the amount shown for Mr. Poston, 3,028 will vest on April 7, 2009, 2,507 will vest on April 9, 2010, and 4,511 will vest on April 15, 2011.

(12)	Values are based on December 31, 2008 closing price of the Company’s common stock of $8.26.

(13)	No awards outstanding as of December 31, 2008.

Option Exercises and Stock Vested

The following table outlines stock options exercised and restricted stock vested during 2008. The Named Executive Officers did not exercise any options or SARs in 2008. The dollar figures in the table below reflect the value on the vesting date for Stock Awards.

2008 Option Exercises & Stock Vested

	Option Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kevin T. Kabat	—	—	7,622	$164,940
Ross J. Kari	—	—	—	—
Greg D. Carmichael	—	—	2,178	$47,132
Charles D. Drucker	—	—	16,684	$243,343
Robert A. Sullivan	—	—	2,178	$47,132
Daniel T. Poston	—	—	871	$18,848
Christopher G. Marshall	—	—	19,957	$427,907

(1)	There were no option exercises for Named Executive Officers in 2008.

Pension Benefits

The following table illustrates the payments in connection with retirement, shown for each retirement plan. The table shows the present value of accumulated benefits payable to each of the Named Executive Officers, including the number of years of service credited to each such Named Executive Officer under each of The Fifth Third Bancorp Master Retirement Plan (the “Master Retirement Plan”) and The Fifth Third Bancorp Supplemental Retirement Income Plan (“SERP”) determined using interest rates and mortality rate assumptions consistent with those used in the Company’s Financial Statements (disclosed in footnote 23 “Retirement and Benefit Plans” located on page 93 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008). The purpose of the SERP is to provide benefits that would have been provided by the Master Retirement Plan if the Internal Revenue Code did not place annual limits on compensation and benefits.

The Master Retirement Plan and SERP were frozen as of November 15, 1998 except for employees who were at least age 50 and had 15 years of credited service as of December 31, 1998. For the purpose of computing a benefit under these Plans on December, 31, 2008, Mr. Kabat has a frozen benefit related to his service with Old Kent Financial Corporation. His annual benefit at age 65 would be approximately $65,400. Messrs. Marshall, Carmichael, Drucker, Sullivan, Poston, and Kari joined the Company after these plans were frozen and therefore are not eligible to participate.

The figures in the table below were calculated as of December 31, 2008 using the earliest age (or current age, if older) at which the Named Executive Officer may retire under the plan without a reduction of benefits due to age.

The benefits under the Master Retirement Plan for Mr. Kabat are calculated using the highest five out of the last 10 years of eligible wages, which generally includes W-2 pay including pre-tax deferrals. The normal benefit is equal to 1.68% of average monthly compensation plus 0.625% of average monthly earnings in excess of his Social Security covered compensation. This monthly benefit was converted to a present value in the table below. Mr. Kabat will not be eligible for early retirement until age 55.

2008 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During 2008 ($)
Kevin T. Kabat	Master Retirement Plan	19.75	341,900	—
Ross J. Kari	—	—	—	—
Greg D. Carmichael	—	—	—	—
Charles D. Drucker	—	—	—	—
Robert A. Sullivan	—	—	—	—
Daniel T. Poston	—	—	—	—
Christopher G. Marshall	—	—	—	—

Mr. Kabat’s credited service is as of the date the Old Kent Retirement Income Plan was frozen on March 10, 2002. His actual service with the Company is over 26 years.

If Mr. Kabat elected to retire as of December 31, 2008 and take a lump sum payment, his actual benefit would be greater than disclosed in the Pension Benefits table because the discount rate and other assumptions used for the pension plan to compute the lump sum are different than the assumptions used for the Pension Benefits table. The following table reconciles the difference between the figures in the Pension Benefits table (using the assumptions outlined in Financial Accounting Standards No. 87, “Employers’ Accounting for Pensions”) and the actual value provided based on the Company’s retirement plan (using the assumptions specified in the Company’s plan).

Mr. Kabat
Total present value in Pension Benefits table	341,900
Additional value due to difference between Statement of Financial Accounting Standards No. 87, “Employers’ Accounting for Pensions” assumptions and actual lump sum basis	55,000
Additional value due to unreduced early retirement benefits	—

Total potential post-employment pension benefits	396,900

Additional pension benefit value	55,000

Nonqualified Deferred Compensation

The Company maintains a Nonqualified Deferred Compensation Plan that allows participant and Company contributions.

Participants are able to defer all but $50,000 of their base salary, 100% of their annual cash incentive compensation award, and either none or all of their performance-based restricted stock awards. Beginning January 1, 2007, participants were able to diversify their investments into the same investment alternatives as are available in the Company’s 401(k) plan.

In addition, the Company makes contributions for loss of qualified 401(k) plan and/or discretionary contributions due to base salary or annual cash incentive compensation deferrals or due to wage and/or contribution limitations under the qualified 401(k) plan. The Company’s contribution to this plan is determined by taking the participant’s eligible wages above the qualified 401(k) plan compensation limits ($230,000 for

2008) and applying the Company’s 401(k) match (4%) and discretionary contribution (2% for 2008) percent. If other qualified plan 401(k) limitations applied, the participants would also have contributions made to the plan for those limitations.

Distributions may be made in a lump sum or in up to ten annual installments. The Named Executive Officers may elect when the payments commence. The earliest distribution is August of the calendar year following the year of retirement. The entire distribution may be made no later than the tenth calendar year following the year of retirement. This plan is intended to comply with the requirements of Section 409(A) of the Internal Revenue Code.

The following table illustrates the nonqualified deferred compensation benefits by plan. It includes each Named Executive Officer’s and the Company’s contributions under the nonqualified plan as well as the earnings during 2008, but it does not reflect matching 401(k) or discretionary contributions made under the qualified plan.

2008 Nonqualified Deferred Compensation

Name	Plan(1)	Executive Contributions in 2008 ($)	Registrant Contributions in 2008 ($)	Aggregate Earnings in 2008 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2008 ($)
Kevin T. Kabat	NQDC	$54,000	$100,464	$(173,834)	—	$266,737
Ross J. Kari	NQDC	—	—	—	—	—
Greg D. Carmichael	NQDC	$268,806	$41,556	$(66,997)	—	$370,338
Charles D. Drucker	NQDC	$195,008	$24,695	$(121,980)	—	$270,684
Robert A. Sullivan	NQDC	—	$37,330	$(139,317)	—	$130,634
Daniel T. Poston	NQDC	—	$11,301	$(45,335)	—	$41,045
Christopher G. Marshall	NQDC	$922,581	—	$(179,072)	—	$773,976

(1)	The Company maintains a nonqualified deferred compensation plan (“NQDCP”). The investments under this plan would produce earnings equal to those of any other shareholder who invested like money for the same time period during the year.

Potential Payments Upon Termination or Change in Control

The treatment of equity-based awards, under all termination scenarios, is dictated by the 2004 and 2008 Incentive Compensation Plans, which were approved by shareholders on March 23, 2004 and April 15, 2008, respectively. The design of the 2004 plan, including the vesting provisions under which equity awards continue to vest upon retirement and accelerate upon a Change in Control, was determined by the Committee to be appropriate and consistent with competitive practice among the Company’s peers at that time. The 2008 plan provides immediate vesting upon a Change in Control only upon involuntary separation from service within two years after a Change in Control (i.e., a double-trigger).

The Change-in-Control agreements were also determined by the Committee to provide appropriate benefits based on a competitive review of the Compensation Peer Group and published guidance from institutional shareholder groups such as Institutional Shareholder Services and CalPERS.

These arrangements fit into the Company’s overall compensation objectives as they are viewed to be competitive, but not excessive, relative to our Compensation Peer Group, and allow us to attract and retain qualified senior executives. However, these arrangements impact neither the compensation target levels which are based on market median compensation, nor the compensation awards which are based on a variety of performance factors, as described in this proxy statement.

The estimated payouts under a variety of termination scenarios for the Named Executive Officers are shown below. For all termination scenarios, the figures reflect unvested long-term equity-based incentive compensation awards as of December 31, 2008 date’s closing stock price ($8.26).

Voluntary or Without Cause. The Company does not currently have contracts with its Named Executive Officers that would require cash severance payments upon termination. If the Named Executive Officer is retirement-eligible he would continue vesting in outstanding equity awards, the values of which are included in the table below. The Named Executive Officer’s termination would not result in enhanced retirement benefits beyond the benefits described in the Pension Benefits Section. Eligibility for other payments would be determined in a manner consistent with all officers of the Company.

With Cause. The Company does not currently have contracts with its Named Executive Officers that would require cash severance payments upon termination. Under the terms of the 1998 Long Term Incentive Stock Plan and the 2004 and 2008 Incentive Compensation Plans, if the Named Executive Officer is retirement-eligible he may continue vesting in outstanding equity awards, the values of which are included in the table below. The Named Executive Officer’s termination would not result in enhanced retirement benefits. Eligibility for other payments would be determined in a manner consistent with all officers of the Company.

Death and Disability. Under the terms of the 2004 and 2008 Incentive Compensation Plans and the 1998 Long Term Incentive Stock Plan, all outstanding awards vest immediately. Performance shares are earned on a prorated basis based on the Named Executive Officer’s full months of service and are adjusted based on the achievement of the performance goals. The Named Executive Officers’ termination would not result in enhanced retirement benefits, beyond the benefits described in the Pension Benefits section. In the event of death, the defined benefit pension would be a 50% joint and survivor payout and the 401(k) Plan would immediately vest. Eligibility for other payouts would be determined in a manner consistent with all other officers.

Change in Control. As described in “Severance and Change-in-Control Benefits” in the Compensation Discussion and Analysis section, the Company maintains agreements with all of the Named Executive Officers, among others, providing for the payment of benefits upon termination following a change in control (a “triggering event”). In exchange for the payments and benefits of the agreement, the eligible Named Executive Officer must sign an agreement at the time of the triggering event to not compete with, nor solicit employees or customers from, the Company for a period of three years following the Executive Officer’s termination. Forms of these agreements were filed with the Company’s Current Report on Form 8-K filed on December 31, 2008. Equity awards were valued as of December 31, 2008 as described above.

The cash severance payment would be equal to 2.99 times the Named Executive Officer’s base salary plus their target annual cash incentive compensation award for each of the Named Executive Officers except for the payment to Mr. Poston which would only be 2 times that amount. In addition the Named Executive Officer would earn a pro-rated VCP award for the fiscal year of the termination. The table below reflects an assumed full-year VCP award at the target level.

Upon a change in control, as defined in the 2004 and 2008 Incentive Compensation Plans approved by shareholders on March 23, 2004 and April 15, 2008 respectively, outstanding equity awards (stock options, stock appreciation rights, and both service- and performance-based restricted stock) would vest immediately. This is true for all equity award recipients, not just for the Company’s Executive Officers. The value of performance shares would be calculated based on the current market value of the Company’s stock on the date of the change in control times the target number of performance shares determined on the date(s) of grant.

The Named Executive Officer would receive three additional years of age and service credit under the qualified and nonqualified defined contribution plans, three years of medical, dental and life insurance benefits, and the additional value, if any, of the pension benefit at age 60 (which are reflected in the Other Benefits and Potential Excise Tax Gross-Up category below) upon a triggering event. The Named Executive Officers’ termination would not result in enhanced retirement benefits, beyond the benefits described in the Pension Benefits section. In the event that the change-in-control benefits subject the Named Executive Officer to excise tax on excess parachute payments as outlined under Sections 280G and 4999 of the Internal Revenue Code, if a 10% reduction in the benefits would eliminate the excise tax, the Named Executive Officer’s benefits will be reduced to the extent necessary to avoid the excise tax. If the payment exceeds the limit by more than 10%, the

Company will make a tax gross-up payment to reimburse the Named Executive Officer for the excise tax and associated income taxes.

Material differences in circumstances relate to retirement eligibility, as described above. As of December 31, 2008 two were retirement-eligible for some equity compensation award agreements, which provide for continuing vesting of their outstanding equity awards.

In connection with our participation in the TARP CPP, our Named Executive Officers executed an agreement which reduces their compensation, including amounts that might be paid under our change in control agreements. If payments became due under the agreements while the Company was subject to the EESA’s executive compensation limits then the payments would be lesser of the amount allowed under EESA or under the agreement.

The tables below contain the total payments for each termination scenario as well as two Change in Control tables, one containing payments prior to the Company being subject to the TARP CPP and the other containing payments pursuant to the terms of the TARP CPP (which are described in “Compensation Discussion and Analysis”). The ARRA may further limit these payments.

Termination Scenarios(1)

Name	Voluntary or Without Cause	With Cause	Disability	Death
Kevin T. Kabat	$131,879	$131,879	$444,970	$444,970
Ross J. Kari	—	—	—	—
Greg D. Carmichael	—	—	$223,662	$223,662
Charles D. Drucker	—	—	$167,640	$167,640
Robert A. Sullivan	$131,879	$131,879	$222,498	$222,498
Daniel T. Poston	—	—	$101,723	$101,723

(1)	Unvested equity and 401(k) is the only eligible form of payment in each the termination scenarios. Messrs. Kabat and Sullivan are retirement eligible for some grants.

Change in Control (prior to TARP Capital Purchase Program)

Name	Cash Severance	Unvested Equity	Other Benefits and Potential Excise Tax Gross-Up	Total
Kevin T. Kabat	$9,180,000	$1,120,196	$4,754,559	$15,054,755
Ross J. Kari	$4,060,056	-	$1,772,573	$5,832,629
Greg D. Carmichael	$4,214,330	$468,012	$1,979,483	$6,661,824
Charles D. Drucker	$2,701,402	$335,282	$1,326,724	$4,363,407
Robert A. Sullivan	$3,506,683	$458,992	$1,598,493	$5,564,167
Daniel T. Poston	$1,674,130	$198,190	$530,037	$2,402,357

Change in Control (pursuant to TARP Capital Purchase Program)

Name	Cash Severance	Unvested Equity	Other Benefits (No Potential Excise Tax Gross-Up)	Total
Kevin T. Kabat	$2,542,727	—	$34,236	$2,576,963
Ross J. Kari	$2,111,950	—	$45,985	$2,157,935
Greg D. Carmichael	$2,281,001	—	$48,654	$2,329,655
Charles D. Drucker	$1,676,398	—	$47,839	$1,724,237
Robert A. Sullivan	$2,537,898	—	$30,446	$2,568,344
Daniel T. Poston	$1,031,512	—	$30,067	$1,061,579

Director Compensation

The following table illustrates the 2008 compensation structure for non-employee Directors. Employee Directors receive no compensation for their Board service. In addition to the compensation described below, each Director is reimbursed for reasonable out-of-pocket expenses incurred for travel and attendance related to meetings of the Board of Directors or its committees.

Element of Compensation	Annual Amount
Annual retainer (cash)(1)	$25,000
Annual retainer (common stock)(1)	$25,000
Annual committee chair retainer (cash)(2)	$10,000
Board meeting fees – per meeting (cash)	$1,500
Committee meeting fees – per meeting (cash)	$1,500
Restricted stock award(3) (common stock)	$75,000

(1)	$65,000 for Lead Director
(2)	$15,000 for Audit Committee Chair
(3)	Vests four years after the date of grant

The Company’s 2008 Incentive Compensation Plan provides that the Compensation Committee has full authority to provide equity-based or other incentive awards to non-employee Directors. Equity-based awards shown in the table below were granted under the 2008 Incentive Compensation Plan. The Company has a stock ownership guideline for its Directors of shares having a value equal to at least $250,000.

Pursuant to a Deferred Compensation Plan, Directors may annually defer from one-half to all of their compensation as Directors until age 65 or until they cease to serve on the Board, whichever occurs last. The deferred funds bear interest until paid at an annually adjusted rate equal to 1% over the U.S. treasury bill rate or Directors may elect to receive a return on deferred funds at a rate equal to the rate of return on the Company’s common stock.

The following table summarizes the compensation earned by or awarded to each non-employee Director who served on the Board of Directors during 2008. The Stock Awards and Option Awards columns in the table display the 2008 accounting expense associated with two types of equity awards: the 1,167-share grant represents the portion (50%) of the annual retainer that is paid in common stock with no vesting requirements. The 3,500-share grant represents the restricted stock award that vests four years after the grant date. Both awards relate to the fiscal year in which they are granted. Directors did not receive any Option Awards or Non-Equity Incentive Plan Compensation in 2008.

2008 Director Compensation

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) (4) (5)($)	Option Awards(3)(5) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(6) ($)	Total ($)
Darryl F. Allen	$68,500	$100,014	$11,776	—	—	$5,515	$185,805
John F. Barrett	$101,000	$100,014	$11,776	—	—	$5,515	$218,305
Ulysses L. Bridgeman, Jr.	$82,000	$100,014	$1,178	—	—	$1,050	$184,241
James P. Hackett	$104,000	$100,014	$11,776	—	—	$5,515	$261,312
Gary R. Heminger	$109,000	$140,021	$1,178	—	—	$3,257	$213,448
Allen M. Hill	$99,500	$100,014	$11,776	—	—	$5,515	$216,805
Robert L. Koch II	$76,000	$100,014	$11,776	—	—	$5,515	$193,305
Mitchel D. Livingston, Ph.D.	$86,000	$100,014	$11,776	—	—	$5,515	$203,305
Hendrik G. Meijer	$61,000	$100,014	$11,776	—	—	$5,515	$178,305
James E. Rogers	$61,000	$100,014	$11,776	—	—	$5,515	$178,305
George A. Schaefer, Jr.	$312,000	$100,014	—	—	—	$86,408	$498,422
John J. Schiff, Jr.	$73,000	$100,014	$11,776	—	—	$5,515	$190,305
Dudley S. Taft	$84,500	$100,014	$11,776	—	—	$5,515	$201,805
Thomas W. Traylor	$47,500	$100,014	$11,776	—	—	$5,515	$164,805

(1)	Of the amount shown for Mr. Schaefer, Jr., former Chief Executive Officer and Chairman, $62,000 represents fees for his service as a Director and $250,000 represents fees for his service as a consultant.

(2)	Outstanding Stock Awards for Directors totaled 175,820 shares as of December 31, 2008.

(3)	Outstanding Option Awards for Directors totaled 2,221,745 shares as of December 31, 2008:

Director	Number of Option Awards:
Darryl F. Allen	15,000
John F. Barrett	15,000
Ulysses L. Bridgeman, Jr.	2,750
James P. Hackett	12,000
Gary R. Heminger	1,000
Allen M. Hill	15,000
Robert L. Koch II	15,309
Mitchel D. Livingston, Ph.D.	15,000
Hendrik G. Meijer	12,000
James E. Rogers	15,000
George A. Schaefer, Jr.	2,063,377
John J. Schiff, Jr.	10,000
Dudley S. Taft	15,000
Thomas W. Traylor	15,309

(4)	The full fair value of stock awards granted in 2008 totaled $1,440,201:

Name	Grant Date	Shares Granted	Grant Date Fair Value of Restricted Stock Awards
Darryl F. Allen	4/30/2008	3,500	$75,005
	4/30/2008	1,167	$25,009
John F. Barrett	4/30/2008	3,500	$75,005
	4/30/2008	1,167	$25,009
Ulysses L. Bridgeman, Jr.	4/30/2008	3,500	$75,005
	4/30/2008	1,167	$25,009
James P. Hackett	4/30/2008	3,500	$75,005
	4/30/2008	1,167	$25,009
	9/23/2008	2,438	$40,008
Gary R. Heminger	4/30/2008	3,500	$75,005
	4/30/2008	1,167	$25,009
Allen M. Hill	4/30/2008	3,500	$75,005
	4/30/2008	1,167	$25,009
Robert L. Koch II	4/30/2008	3,500	$75,005
	4/30/2008	1,167	$25,009
Mitchel D. Livingston, Ph.D.	4/30/2008	3,500	$75,005
	4/30/2008	1,167	$25,009
Hendrik G. Meijer	4/30/2008	3,500	$75,005
	4/30/2008	1,167	$25,009
James E. Rogers	4/30/2008	3,500	$75,005
	4/30/2008	1,167	$25,009
George A. Schaefer, Jr.	4/30/2008	3,500	$75,005
	4/30/2008	1,167	$25,009
John J. Schiff, Jr.	4/30/2008	3,500	$75,005
	4/30/2008	1,167	$25,009
Dudley S. Taft	4/30/2008	3,500	$75,005
	4/30/2008	1,167	$25,009
Thomas W. Traylor	4/30/2008	3,500	$75,005
	4/30/2008	1,167	$25,009

(5)	Assumptions used in determining fair value are disclosed in footnote 20 “Stock Based Compensation” located on page 89 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

(6)	Restricted stock dividends.

Beneficial Ownership

The following table sets forth certain information regarding the Named Executive Officers’ beneficial ownership of the Common Stock of the Company as of December 31, 2008:

Title of Class	Name of Officer	Number of Shares(1)	Percent of Class
Common Stock	Kevin T. Kabat	851,284.1473%
Common Stock	Ross J. Kari	—	—
Common Stock	Greg D. Carmichael	205,044.0355%
Common Stock	Charles D. Drucker	122,015.0211%
Common Stock	Robert A. Sullivan	427,794.0741%
Common Stock	Daniel T. Poston	167,676.0290%

(1)	The amounts shown represent the total shares owned outright by such individuals together with shares which are issuable upon the exercise of currently exercisable (or exercisable within 60 days), but unexercised, stock options and stock appreciation rights and shares held in the name of spouses, minor children, certain relatives, trusts, estates and certain affiliated companies as to which beneficial ownership may be disclaimed. These individuals have the right to acquire the shares indicated after their names, upon the exercise of currently exercisable (or exercisable within 60 days) stock options and stock appreciation rights, respectively: Mr. Kabat, 422,393 and 295,667; Mr. Carmichael, 20,000 and 144,000; Mr. Drucker, 0 and 83,761; Mr. Sullivan, 163,280 and 159,000; and Mr. Poston, 65,000 and 86,487.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Executive Officers and Directors, and persons who own more than ten percent of a registered class of the Company’s stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Executive Officers, Directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Annual Statement of Changes In Beneficial Ownership of Securities on Form 5 were required for those persons, the Company believes that, for the period January 1, 2008 through December 31, 2008, its Executive Officers and Directors complied with all filing requirements applicable to them.

COMPENSATION COMMITTEE REPORT

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee (“the Committee”) has reviewed and discussed with Management the preceding Compensation Discussion and Analysis “CD&A” as well as the accompanying tables set forth thereafter. Based on that discussion, the Committee recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

The Committee further certifies that it has reviewed with the Company’s senior risk officers the incentive compensation arrangements for the Company’s Named Executive Officers and has made reasonable efforts to ensure that such arrangements do not encourage the Company’s Named Executive Officers to take unnecessary and excessive risks that threaten the value of the Company.

Allen M. Hill, Chairman

Gary R. Heminger

Hendrik G. Meijer

James E. Rogers

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2008 the Compensation Committee members were Messrs. Hill, Hackett, Heminger, Meijer, and Rogers. Mr. Heminger became a member of the Compensation Committee in 2008 replacing Mr. Hackett. No Executive Officer of the Company serves on any board of directors or compensation committee of any entity that compensates any member of the Compensation Committee.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

In accordance with its written charter adopted by the Board of Directors (“Board”) which may be found in the Corporate Governance Section of the Company’s website at www.53.com, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During 2008, the Committee met twelve (12) times, and the Committee discussed the interim financial and other information contained in each quarterly earnings announcement and periodic filings to the Securities and Exchange Commission with the Chief Executive Officer, Chief Financial Officer, Controller and the independent registered public accounting firm prior to public release.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the firm and the Company that might bear on the firm’s independence consistent with applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence and satisfied itself as to the firm’s independence. The Committee also discussed with management, the internal auditors and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Committee reviewed both with the independent registered public accounting firm and internal auditors, their audit plans, audit scope and identification of audit risks.

The Committee discussed and reviewed with the independent registered public accounting firm all communications required by standards of the Public Company Accounting Oversight Board (United States), including the matters required to be discussed by PCAOB AU 380, Communication with Audit Committees, and Rule 2-07, Communication with Audit Committees, of Regulation S-X, and, with and without management present, discussed and reviewed the results of the independent registered public accounting firms’ examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

The Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2008, and management’s assertion on the design and effectiveness of the Company’s internal control over financial reporting as of December 31, 2008 with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s consolidated financial statements and their assertion on the design and effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm has the responsibility for the examination of those consolidated statements and assertion.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Committee recommended to the Board that the Company’s audited consolidated financial statements and report on management’s assertion on the design and effectiveness of internal control over financial reporting be included in its Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission. The Committee also appointed the independent registered public accounting firm for 2009.

Gary R. Heminger, Chairman

Darryl F. Allen, Vice Chairman

John F. Barrett

Ulysses L. Bridgeman, Jr.

Robert L. Koch II

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to Fifth Third Bancorp for the fiscal years ended December 31, 2008 and December 31, 2007 by the Company’s independent registered public accounting firm Deloitte & Touche LLP.

	December 31,
	2008	2007
Audit Fees	$3,792,742	$3,325,500
Audit-Related Fees (a)	3,565,600	869,815
Tax Fees (b)	200,634	214,219
All Other Fees (c)	98,084	25,000

	$7,657,060	$4,434,534

(a)	Includes fees for services related to benefit plan audits, common trust fund audits, stand-alone audits of certain businesses, reports pursuant to Statement on Auditing Standards No. 70, loan servicing reports, and trust compliance.

(b)	Includes fees for services related to tax compliance and tax consulting and planning. Of these amounts, for 2008 $135,909 represents fees for tax compliance services and $64,725 represents fees for tax consulting and planning services and for 2007 $130,488 represents fees for tax compliance services and $83,730 represents fees for tax consulting and planning services.

(c)	Includes fees for agreed-upon procedures related to securitizations and to other compliance requirements, and other permitted advisory services. The audit committee has concluded that the provision of these services is compatible with maintaining the principal accountant’s independence.

The Audit Committee is responsible for pre-approving all auditing services and permitted non-audit services to be performed by the independent registered public accounting firm, except as described below.

The Audit Committee will establish general guidelines for the permissible scope and nature of any permitted non-audit services in connection with its annual review of the audit plan and will review such guidelines with the Board of Directors. Pre-approval may be granted by action of the full Audit Committee or, in the absence of such Audit Committee action, by the Audit Committee Chair whose action shall be considered to be that of the entire Committee. Pre-approval shall not be required for the provision of non-audit services if (1) the aggregate amount of all such non-audit services constitute no more than 5% of the total amount of fees paid by the Company to the auditors during the fiscal year in which the non-audit services are provided, (2) such services were not recognized by the Company at the time of engagement to be non-audit services, and (3) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit. No services were provided by Deloitte & Touche LLP during 2008 or 2007 pursuant to this exception.

CERTAIN TRANSACTIONS

The Charter of the Company’s Compensation Committee requires that the Compensation Committee pre-approve all related party or affiliate transactions between the Corporation and any of its affiliates, directors, officers and/or employees or in which any of such persons directly or indirectly is interested or benefited, other than for extensions of credit otherwise covered by policies and procedures governed by Federal Reserve Regulation O.

Fifth Third Bancorp has engaged and intends to continue to engage in the lending of money through its subsidiary banks to various of its Directors, Executive Officers and corporations or other entities in which they may own a controlling interest. The loans to such persons (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and (iii) did not involve more than a normal risk of collectibility or did not present other features unfavorable to the Company.

Additionally, pursuant to the Separation Agreement dated May 1, 2008 between Christopher G. Marshall, Fifth Third Bancorp and Fifth Third Bank, Mr. Marshall sold his home to the Company utilizing the guidelines set forth in the Company’s relocation policy for approximately $2.3 million. The Separation Agreement was approved by the Company’s Compensation Committee. See note 6 to the “Summary Compensation Table” for other relocation benefits provided to Mr. Marshall.

COMPANY PROPOSAL 1:

TO AMEND ARTICLE FOURTH, SECTION (A)2)(d) OF

SECOND AMENDED ARTICLES OF INCORPORATION, AS AMENDED

OF FIFTH THIRD BANCORP

(Item 2 on Proxy Card)

The Board of Directors recommends approval of the amendments of Article Fourth, Section (A)2)(d) of the Second Amended Articles of Incorporation, as amended (the “Articles”), in the manner shown in Annex 1 hereto.

What is this Amendment intended to accomplish?

Article Fourth, Section (A)2) of the Company’s Articles currently provides that the Company may designate and issue up to 500,000 shares of Preferred Stock, without par value. Of those authorized shares of Preferred Stock, the Company has to date designated an aggregate of 191,571 shares of Preferred Stock as follows: 7,250 shares of Series D Perpetual Preferred Stock; 2,000 shares of Series E Perpetual Preferred Stock; 163,321 shares of Series F Preferred Stock; and 46,000 shares of Series G Preferred Stock. All shares of Series D and E Perpetual Preferred Stock have been repurchased by the Company and have been returned to authorized and unissued shares. Accordingly, 290,679 authorized shares of undesignated Preferred Stock are currently eligible for issuance from time to time as determined by the Company’s Board of Directors. No shareholder approval is needed in connection with any such issuances, except as otherwise required by law or applicable stock exchange rules, if the terms of any series of shares of Preferred Stock are in accordance with the allowed terms set forth in Article Fourth, Section (A)2)(d).

The proposed amendment to Article Fourth, Section (A)2)(d) of the Articles would apply to all future issuances by the Company of series of shares of its Preferred Stock such that, as expressly allowed by the Ohio Revised Code, the amended Articles would (1) provide the Board of Directors with the ability to tailor voting rights as deemed appropriate by the Board in connection with the specific securities then being offered, (2) provide that the express terms over which the Board may exercise discretion includes both dividends and distribution rights and that liquidation rights and preferences can be established, not just liquidation price, and (3) clarify that, consistent with the express provisions of Section 1701.06 of the Ohio Revised Code, the express terms of all shares of Preferred Stock within a series of Preferred Stock must be the same for all shares within that series. Note that Section 1701.06 of the Ohio Revised Code also would allow the Board of Directors to grant pre-emptive rights, to alter the express terms of issued Preferred Stock, and to add other unspecified rights and privileges to shares of Preferred Stock, but the Company is not seeking authority to include those items in future series of Preferred Stock as the Board of Directors determined that those rights were broader than necessary and carried a greater risk of having an adverse impact on existing shares of Common Stock and Preferred Stock.

Why is this Amendment needed?

The proposed amendment to Article Fourth, Section (A)2)(d) would provide the Company with additional flexibility in creating one or more future series of shares of Preferred Stock. The Company is currently hampered in its ability to create, issue and sell shares of Preferred Stock that contain terms that may be required by the marketplace. For example, due to the severe restrictions on voting rights contained in Article Fourth, Section (A)2)(d)1 of the Articles, the Company was required to hold a special meeting of shareholders to amend the Articles to allow for the grant of limited voting rights in order for the Company to participate in the U.S. Department of the Treasury’s (“Department of Treasury”) TARP CPP, which was created under the EESA.

The requirement to obtain shareholder approval jeopardized the Company’s participation in the TARP CPP. Notwithstanding the determination by both the Company’s Board of Directors and management that participation in the TARP CPP was in the best interests of the Company and its shareholders and the preliminary determination by Department of Treasury that the Company was approved to participate in the TARP CPP and increase its capital position, the Company would have been unable to participate if it had not obtained on a timely basis the requisite shareholder approval.

At a Special Meeting of Shareholders held on December 29, 2008 (the “Special Meeting”), the Company’s shareholders approved an amendment to Article Fourth of the Company’s Articles to allow for limited voting rights for a new series of Preferred Stock, so that the new series of Preferred Stock would meet the requirements for participation in the TARP CPP (as well as certain related amendments to the terms of the Series G Preferred and the Company’s Code of Regulations). The Company also presented this proposed amendment to the Articles to the shareholders at the Special Meeting. The shareholders approved the more limited amendment to the Articles to allow the Board of Directors to provide voting rights to holders of Preferred Stock “in order to comply with the terms required for shares of Preferred Stock issued in connection with any capital purchase program(s) authorized by [EESA].” The proposal to amend the Articles being presented herein was not approved at the Special Meeting. Although the Company had only three weeks to solicit votes on the proposal, the proposal received the affirmative approval of 60.1% of the outstanding shares of Common Stock entitled to vote and 71.89% of the shares of Series G Preferred Stock entitled to vote. The Company is again seeking shareholder approval on this Proposal 1 because while the Company was able to participate in the TARP CPP with the creation and issuance of its Series F Preferred Stock, the Company remains hampered in future capital raising transactions.

On February 10, 2009, the Department of Treasury and the bank regulatory agencies announced the framework for a new Financial Stability Plan (“FSP”). One of the core plan elements of the FSP, which is intended to replace the TARP, is the Financial Stability Trust Program. The Financial Stability Trust Program includes a new Capital Assistance Program (“CAP”) designed to serve as a “capital buffer” to help absorb losses and serve as a bridge to receiving private capital. The details for participation in the program have not been formalized. However, the CAP investments are separate from and in addition to any capital a banking organization may have received under the TARP CPP. While the CAP program is authorized by EESA and, therefore, under the current Articles the Company may be authorized to satisfy any voting rights that may be required by the Department of Treasury, any additional terms or preferences may require shareholder approval. The proposed amendment will allow the Board to set some limited additional preferences in addition to voting rights. More significantly, additional capital programs may be authorized under different legislation in the future or the CAP may be revised and authorized under different legislation. If such programs are authorized under different legislation, the Company may be unable to participate due to the time delay and uncertainty of needing to hold a special meeting of shareholders in order to participate. At this time, the Company has not determined whether or not it will seek to participate in the CAP or any other capital programs that may be offered in the future. However, the Company believes it needs to be in a position to participate in any such plans or other capital raising transactions that it deems to be in the best interests of the Company and its shareholders without the risks of delay or uncertainty created by needing to seek shareholder approval.

In addition to the delays in participation in the TARP CPP, the severe restrictions on voting rights contained in the Articles also impacted the Company’s offering of Series G Preferred Stock in June 2008, as the Company was not able to offer and sell such shares on terms that were customary and prevailing in the marketplace at that time. Fortunately, the Company was able to provide an alternative mechanism that was acceptable to the marketplace, but there can be no assurances that in future situations the Company may not be forced to forego capital raising opportunities or to sell securities on less favorable terms, if the terms of such securities are not in line with usual and customary provisions. Under the new CAP, institutions are expected to seek private equity investments before seeking assistance under the Department of Treasury program. However, it’s likely that the marketplace will demand that any preferred stock issued to either replace or augment TARP CPP or CAP preferred shares have similar terms and preferences, including voting rights. In addition, the restrictions on voting rights may impede the Company’s ability to replace the Series F Preferred Stock issued to the Department of Treasury. Under the recently enacted American Recovery and Reinvestment Act, largely because of the many new burdens and restrictions placed on participants in the TARP CPP, many of the restrictions on the ability of issuers to redeem the preferred stock issued to the Department of Treasury were lifted. Under the Financial Stability Trust Program, participants in the CAP will be subject to significant conditions and restrictions including restrictions on dividends, stock repurchases and acquisitions. While investors in the marketplace are likely to demand similar voting rights as those granted to the Department of Treasury, such investors will not demand the same restrictions on the Company’s business. Thus, the Company believes it is important to be able to react quickly to access capital in the marketplace.

Could this Amendment have adverse effects to the holders of the Company’s Common Stock Series F Preferred Stock and/or Series G Preferred Stock?

The Company currently has the authority, upon action by its Board of Directors and without the need for shareholder approval, to issue shares of Preferred Stock on terms established by the Board of Directors. The effect of these amendments modestly increases the number of terms over which the Board of Directors can exercise its discretion in creating new series of the Company’s Preferred Stock. Of these additional terms, all of which are currently allowed by Ohio law, only the ability to grant voting rights is likely to have any potential impact on the rights of the holders of Common Stock, Series F Preferred Stock and/or the Series G Preferred Stock. The Company believes that the other proposed revisions are clarifying in nature and have no effect on the Company’s existing shareholders.

As to voting rights, this proposed amendment would impact future issuances where the nature of voting rights that may be included are not yet known and cannot yet be determined. However, the Company’s Code of Regulations provides that every shareholder is entitled to one vote per share. The Code of Regulations may only be amended at a meeting of shareholders by an affirmative vote of a majority of the shares entitled to vote on such proposal, or by a written consent of two-thirds of the holders entitled to vote thereon. In addition, because the Company’s Common Stock is listed on the NASDAQ Global Select Market, the Company is subject to the rules and regulations of NASDAQ. Under NASDAQ Rule 4351, the Company is prohibited from disparately reducing or restricting existing shareholders’ voting rights (e.g. creating a new class of super-voting stock).

As with all blank check preferred stock, if additional series of shares of Preferred Stock are issued by the Company, it may potentially have an anti-takeover effect by making it more difficult to obtain shareholder approval of various actions, such as a merger or removal of management. The changes in the terms of the authorized, unissued shares of Preferred Stock have not been proposed in connection with any anti-takeover related purpose and the Board of Directors and management have no knowledge of any current efforts by anyone to obtain control of the Company or to effect large accumulations of the Company’s Common Stock or Preferred Stock.

Additionally, the issuance of additional shares of Preferred Stock may, among other things, have a dilutive effect on earnings per share and on the equity and voting power of existing shareholders. The terms of any Preferred Stock issuance which will be determined by the Company’s Board of Directors, will depend upon the reason for issuance and will be dependent largely on market conditions and other factors existing at the time.

What would be the likely effect of a failure to approve this Amendment?

The failure to approve this Proposal 1 could limit the Company in connection with future capital raising transactions or other strategic transactions if such transactions require the Company to issue Preferred Stock containing terms that the Board of Directors does not have authority to grant. In such cases, the Company may lose opportunities due to the time delay and uncertainty of needing to hold a special meeting of shareholders in order to proceed with such transactions.

If this Amendment is approved by the Company’s shareholders, when would the Company implement this Amendment?

If these proposed amendments are approved at the Annual Meeting, the Company will immediately amend its Articles in accordance with this Proposal 1. The Company’s implementation of these amendments is not contingent upon any other event or circumstance.

What is the required vote for approval by the Company’s shareholders of this Amendment?

The resolutions attached to this proxy statement as Annex 1 will be submitted for adoption at the Annual Meeting. The affirmative vote of (i) the holders of shares of the Common Stock of the Company entitling them to exercise two-thirds of the voting power of such shares, (ii) the affirmative vote of the holders of the Series F Preferred Stock of the Company entitling them to exercise two-thirds of the voting power of such shares, and (iii) the affirmative vote of the holders of the Series G Preferred Stock of the Company entitling them to exercise two-thirds of the voting power of such shares, is necessary to adopt the proposed amendment to the Company’s Articles. Proxies representing shares of Common Stock will be voted in favor of the resolutions unless otherwise instructed by you. Abstentions and shares not voted by brokers and other entities holding shares on behalf of the beneficial owners will have the same effect as votes cast against the proposed amendment to the Company’s Articles.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THIS COMPANY PROPOSAL 1 TO AMEND THE COMPANY’S ARTICLES TO PROVIDE ADDITIONAL FLEXIBILITY IN CREATING AND ISSUING FUTURE SERIES OF PREFERRED STOCK.

COMPANY PROPOSAL 2:

PROPOSAL TO APPROVE THE AMENDED AND RESTATED FIFTH THIRD BANCORP 1993 STOCK PURCHASE PLAN, INCLUDING THE ISSUANCE OF UP TO AN ADDITIONAL 12,000,000 SHARES THEREUNDER

(Item 3 on Proxy Card)

Subject to shareholder approval, the Company’s Board of Directors has approved the Amended and Restated Fifth Third Bancorp 1993 Stock Purchase Plan (the “Plan”). The Plan was amended in order to, among other things, increase the number of shares available for purchase under the Plan after January 1, 2004 from 2,500,000 to 14,500,000. If the Plan is not approved at the Annual Meeting, then the Plan will terminate. As of December 31, 2008 there were approximately 567,553 shares available for purchase under the Plan and as of the date of this proxy statement there were no shares available under this plan. Accordingly, additional purchases have been suspended pending approval by the shareholders.

The following description sets forth the material terms of the Plan. It does not purport to be complete and is qualified in its entirety by reference to the provisions of the Plan attached as Annex 2 to this Proxy Statement. All capitalized terms which are not defined herein are defined in the Plan.

Purpose

The purpose of the Plan is to facilitate the purchase of the Company’s Common Stock by Company employees on terms and conditions that enhance the ability of the employees to acquire a financial interest in the Company. The Company believes that employee ownership will promote productivity and encourage continued growth of the Company for the mutual benefit of the Company’s employees and shareholders.

Eligibility

All full-time and part-time employees of the Company and its subsidiaries over eighteen years old are eligible to participate immediately. The Company’s Directors and Executive Officers are not eligible to participate in the Plan, pursuant to the terms of the Plan. As of December 31, 2008, there were approximately 22,423 employees of the Company and its subsidiaries.

Shares Available for Issuance

The total number of shares of Common Stock that were available to be purchased under the Plan from and after January 1, 2004 was previously limited to 2,500,000 shares of Common Stock in the aggregate (subject to adjustment as set forth below). As of December 31, 2008, there were only 567,553 shares available for purchase under the Plan and as of the date of this proxy statement there were no shares available under this plan. If approved at the Annual Meeting, an additional 12,000,000 shares will be available for purchase under the Plan and purchases will be reinstated as soon as is practicable after May 1, 2009.

If the number of shares of Common Stock of the Company outstanding is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of (a) any reorganization, merger, consolidation, recapitalization, reclassification, stock split, reverse stock split, combination of shares, or dividend payable in shares of Common Stock, or (b) any other similar corporate transaction or event that affects the Common Stock such that an adjustment is determined, by the Board of Directors in its sole discretion, to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the number of shares of Common Stock that may be purchased under this Plan shall be increased or decreased proportionately, and/or the different kind of shares or other securities of the Company or of another corporation shall be substituted, as the case may be.

New Plan Benefits

As stated above, if approved, the Plan will have an additional 12,000,000 shares available for future purchases by participants at a discounted price. As the amount of benefits to participants is determined by the level of participation by eligible persons and the prices at which shares are purchased under the Plan, no determination is possible at this time as to the amount of benefits payable to participants under the Plan. Pursuant to the terms of the Plan, the Company’s Directors and Executive Officers are not eligible to participate in the Plan.

Participation

Eligible employees may enroll in the Plan at any time by signing an authorization form provided by the Company whereby the participating employee will direct the Company to make payroll deductions that will be used to purchase Company Common Stock for the participant under the Plan. Payroll deductions relating to the Plan may be as little as $5.00 per pay period but no more than 10% of the participant’s benefits salary (as defined by the Company from time to time) and may not exceed $26,000 per year. Participants may change the amount of payroll deductions at any time.

Company Contribution

The Company contributes an amount equal to 15% of all payroll deductions received under the Plan at the time it remits such payroll deductions to the custodian. These contributions are then added to the payroll deductions to purchase shares of the Company’s Common Stock in the open market.

Purchase Price

As soon as administratively possible after receipt, the custodian applies all payroll deductions and all Company contributions received under the Plan related to the immediately preceding pay period to purchase in the open market shares of the Company’s Common Stock at the then prevailing market price. No service fees or brokerage commissions are charged to any participant’s account.

Suspension of Payroll Deductions

A Participant who requests the transfer of all or a portion of his or her whole shares in the Plan, will have his or her payroll deductions suspended for a period of six months commencing on the date the shares are transferred out of the Plan. Upon the expiration of the six-month suspension period, the employee may re-enroll in the Plan by submitting a new authorization form. Notwithstanding the foregoing, a Participant may request delivery of the shares in his or her account for the purpose of exercising stock options without such suspension.

Termination

Participation in the Plan will cease upon the employee’s death, termination of employment, discontinuance of the Plan, or upon the employee’s written election to terminate participation in the Plan given to the Company at any time. Participants whose participation in the Plan is terminated will not be permitted to make additional contributions to the Plan for six months following termination.

Plan Administration

The Company’s Board of Directors has appointed the Company’s Pension and Profit Sharing Committee to serve as the Administrator of the Plan. The Administrator’s function is to coordinate the operations of the Plan, including supervision of payroll deductions and forwarding the same to the custodian to purchase shares, as well as to facilitate all communications relating to the Plan.

Equity Compensation Plan Table

The following table sets forth certain information regarding the Company’s equity-based compensation plans as of December 31, 2008:

Plan Category (shares in thousands)	Number of shares to be issued upon exercise		Weighted- average exercise price		Shares available for future issuance
Equity compensation plans approved by shareholders:					23,888	(b)
Stock Options (a)	17,769		$52.66			(b)
Stock appreciation rights (SARs)		(c)		(c)		(b)
Restricted stock	5,584			(d)		(b)
Performance units		(e)		(d)		(b)
Performance-based restricted stock	180			(d)		(b)
Employee stock purchase plan					568	(f)
Deferred stock compensation plans					275

Total shares	23,533				24,731

(a)	Excludes 2.8 million outstanding options awarded under plans assumed by the Bancorp in connection with certain mergers and acquisitions. The Bancorp has not made any awards under these plans and will make no additional awards under these plans. The weighted-average exercise price of the outstanding options is $25.47 per share.

(b)	Under the 2008 Incentive Compensation Plan, 33.0 million shares of stock were authorized for issuance as incentive and nonqualified stock options, SARs, restricted stock and restricted stock units, performance shares and performance restricted stock awards.

(c)	At December 31, 2008, approximately 22.5 million SARs were outstanding at a weighted-average grant price of $35.43. The number of shares to be issued upon exercise will be determined at vesting based on the difference between the grant price and the market price at the date of exercise.

(d)	Not applicable.

(e)	The number of shares to be issued is dependent upon the Bancorp achieving certain predefined performance targets and ranges from zero shares to approximately 366 thousand shares.

(f)	Represents remaining shares of Fifth Third Common Stock under the Bancorp’s 1993 Stock Purchase Plan, as amended and restated, including an additional 1,500,000 shares approved by shareholders on March 28, 2006.

Effective Date, Amendment and Termination

If approved by the shareholders, the Plan as amended and restated will become effective as of May 1, 2009 and will remain in effect until all shares subject to the Plan have been purchased and/or acquired according to the provisions of the Plan. If the Plan as amended and restated is not approved at the Annual Meeting, then the Plan will terminate. The Plan may be amended or discontinued by the Board of Directors of the Company at any time. In addition, unless approved by the Company’s shareholders, no amendment or modification may become effective if such amendment or modification is required under the rules and regulations of The NASDAQ Stock Market or another national exchange on which the Company’s Common Stock is then listed, or other applicable law, rules or regulations, to be approved by the shareholders. No amendment may make any change in any right previously granted which would adversely affect the rights of any participant.

Federal Income Tax Considerations

The Company’s contributions to the Plan, and all dividends paid on shares allocated to participant accounts, constitute currently taxable income to the participants. Participants are responsible for any and all taxes. This discussion is a summary of certain federal income tax consequences to participants who may receive benefits under the Plan. This discussion does not purport to be complete, and does not cover, among other things, state or local tax treatment.

Vote Required

The affirmative vote of a majority of the votes entitled to be cast by the holders of the Company’s Common Stock present or represented at the Annual Meeting and entitled to vote thereon is required to approve the Plan. Abstentions will have the same effect as a vote cast against the proposal. Shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have no effect on the outcome. Proxies received by the Company and not revoked prior to or at the Annual Meeting will be voted for this proposal and the adoption of the Plan unless otherwise instructed by the shareholder.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE AMENDED AND RESTATED FIFTH THIRD BANCORP 1993 STOCK PURCHASE PLAN, INCLUDING THE ISSUANCE OF UP TO AN ADDITIONAL 12,000,000 SHARES THEREUNDER

COMPANY PROPOSAL 3:

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item 4 on Proxy Card)

The Audit Committee of the Board of Directors proposes and recommends that the shareholders approve the selection by the Committee of the firm of Deloitte & Touche LLP to serve as its independent registered public accounting firm for the Company for the year 2009. The firm has served as independent auditors for the Bank since 1970 and the Company since 1975. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting to make such comments as they desire and to respond to questions from shareholders of the Company. Action by the shareholders is not required by law in the appointment of an independent registered public accounting firm, but their appointment is submitted by the Audit Committee of the Board of Directors in order to give the shareholders a voice in the designation of auditors. If the resolution approving Deloitte & Touche LLP as the Company’s independent registered public accounting firm is rejected by the shareholders then the Committee will reconsider its choice of independent auditors. Even if the resolution is approved, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. Proxies in the form solicited hereby which are returned to the Company will be voted in favor of the resolution unless otherwise instructed by the shareholder. Pursuant to the Company’s Code of Regulations, the affirmative vote of a majority of the votes entitled to be cast by the holders of the Company’s Common Stock present or represented at the Annual Meeting and entitled to vote is required to approve the appointment of Deloitte & Touche LLP. Proxies received by the Company and not revoked prior to or at the Annual Meeting will be voted in favor of this proposal unless otherwise instructed by the shareholder. Abstentions will have the same effect as a vote cast against the proposal. Shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have no effect on the outcome. The Audit Committee of the Board of Directors recommends the adoption of the resolution.

COMPANY PROPOSAL 4:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Item 5 on Proxy Card)

On February 17, 2009, the President of the United States signed into law the American Recovery and Reinvestment Act of 2009 (“ARRA”). ARRA revised Section 111(e) of the Emergency Economic Stabilization Act to require any recipient of funds in the Troubled Assets Relief Program (the “TARP”) to permit a separate shareholder vote to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission. Thus, in order to comply with ARRA as a recipient of TARP funds, the Board of Directors has decided to provide shareholders with the right to cast an advisory vote to approve the compensation of the Company’s executives at the Annual Meeting.

This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse our executive pay program through the following resolution:

RESOLVED, that the shareholders approve the overall executive compensation policies and procedures employed by the Company, as described in “Compensation Discussion and Analysis” and the tabular disclosure regarding Named Executive Officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement for its 2009 Annual Meeting.

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

As discussed in “Compensation and Analysis – The Compensation Committee – The Committee’s Considerations,” the Compensation Committee has determined that the compensation structure for Executive

Officers is effective and appropriate and has determined that the Company’s aggregate 2008 and 2009 Total Rewards packages (and potential payouts in the severance and change-in-control scenarios) for its Named Executive Officers are reasonable and not excessive. Shareholders are encouraged to read the section of this Proxy Statement tiled “Compensation Discussion and Analysis” as well as the tabular disclosure regarding Named Executive Officer compensation together with the accompanying narrative disclosure.

Vote Required

Pursuant to the Company’s Code of Regulations, the affirmative vote of a majority of the votes entitled to be cast by the holders of the Company’s Common Stock present or represented at the Annual Meeting and entitled to vote is required to approve this proposal. Proxies received by the Company and not revoked prior to or at the Annual Meeting will be voted in favor of this non-binding proposal unless otherwise instructed by the shareholder. Abstentions, and shares not voted by shareholders of record present or represented at the Annual Meeting and entitled to vote, will have the same effect as a vote cast against the proposal. Shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have no effect on the outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE EXECUTIVE COMPENSATION POLICIES AND PROCEDURES EMPLOYED BY THE COMPENSATION COMMITTEE, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS, AND THE TABULAR DISCLOSURE REGARDING NAMED EXECUTIVE OFFICER COMPENSATION (TOGETHER WITH THE ACCOMPANYING NARRATIVE DISCLOSURE) IN THIS PROXY STATEMENT.

SHAREHOLDER PROPOSAL NO. 1

(Item 6 on Proxy Card)

The Company has been notified that the following shareholder of the Company intends to present the proposal set forth below for consideration at the Annual Meeting. The address and stock ownership of the proponent will be furnished by the Corporate Secretary of the Company to any person, orally or in writing as requested, promptly upon receipt of any oral or written request therefore. In accordance with Federal securities regulations, we include the shareholder proposal plus any supporting statement exactly as submitted by the proponent. Therefore, the Company takes no responsibility for the content of the proposal or supporting statement submitted by the proponent. To make sure readers can easily distinguish between material provided by the proponent and material provided by the Company, we have put a box around material provided by the proponent.

The Unitarian Universalist Association of Congregations has submitted the following:

Fifth Third Bancorp

WHEREAS: In 2007, the Intergovernmental Panel on Climate Change found “warming of the climate system is unequivocal” and man-made greenhouse gas (GHG) emissions are now believed, with greater than 90 percent certainty, to be the cause.

Fifth Third’s US and global peers are implementing substantial new policies, programs, and objectives related to climate change and reducing their direct and indirect GHG emissions.

Fifth Third has not issued a Sustainability Report, nor has Fifth Third made publicly available a plan to reduce direct or indirect GHG emissions.

Fifth Third competitors, Wells Fargo and Citigroup, Inc., both recently scored 97 and 98, respectively, in the 2008 Carbon Disclosure Project, which assessed measurement, verification and disclosure of companies’ GHG emissions. Fifth Third only scored 37 in the 2008 report, indicating that Fifth Third is lagging it peers in terms of carbon disclosure.

Investment in emissions-intensive activities and businesses is arguably the most significant impact that Fifth Third has regarding climate change.

Bankers and business leaders increasingly recognize that investment decisions they make can impact the climate and the natural environment that underpins economic growth and quality of life. New governance principles are emerging that take this into account.

Major institutional investors are increasingly voting their proxies on environmental, social and governance issues thoughtfully, conscientiously, and on the merits of each issue.

RESOLVED: Shareholders request the Board of Directors prepare a sustainability report describing strategies to address the environmental and social impacts of Fifth Third’s business, including strategies to address climate change. The report, prepared at reasonable cost and omitting proprietary information, should be published within six months of Fifth Third’s 2009 annual meeting.

SUPPORTING STATEMENT: The report should include the company’s definition of sustainability and a company-wide review of policies, practices, and metrics related to long-term social and environmental sustainability. Investment practices relating to social and environmental issues should be reviewed along with proxy voting policies and procedures on these issues, including a comparison of Fifth Third’s proxy voting record on these issues with other large institutional investors such as the largest state pension funds. This review should examine procedures for exposing any potential conflicts of interest related to proxy votes.

We recommend Fifth Third use the Global Reporting Initiative’s (GRI) Sustainability Reporting Guidelines to prepare the report. GRI (www.globalreporting.org) is an international organization developed with representatives from the business, environmental, human rights and labor communities. The Guidelines provide guidance on report content, including performance on environmental, labor, human rights, and product responsibility issues. The GRI Guidelines provide a flexible reporting system that allows the omission of content not relevant to Fifth Third.

Examples of topics that could be reviewed in the report include: ways to reduce the use of energy and natural resources by Fifth Third facilities and employees, and how Fifth Third uses its voice as an investor to encourage companies to act in environmentally responsible ways.

Statement Against Shareholder Proposal No. 1

The Board of Directors unanimously recommends a vote AGAINST this shareholder proposal. The Board believes that the approval of the proposed resolution would not be in the best interests of the Company or its shareholders.

The Company recognizes the importance, as both an ethical and a business responsibility, of addressing the environmental and social impacts of our business. We are genuinely concerned about the issues that would be covered in the sustainability report requested by the proponent. However, the amount of time, effort and money required to produce such a sustainability report would divert significant resources that we believe need to remain focused on navigating the Company through the current economic crisis. In light of the difficult challenges facing financial institutions in today’s market environment, we feel strongly that preparing a Global Reporting Initiative-based sustainability report would be an unnecessary and imprudent use of the Company’s assets within the six month deadline established by the proponent.

The basic tenor of the proponent’s proposal that the Company prepare a sustainability report creates the impression that such report would center upon climate change, emissions and reducing the use of energy and natural resources. But upon a more careful reading of the proposal, it is clear that the report is “to address the environmental and social impacts of Fifth Third’s business, including strategies to address climate change (emphasis added).” The proponent’s recommendation that the Company use the Global Reporting Initiative’s Sustainability Reporting Guidelines further reflects that the content of the requested report is in fact intended to be far more comprehensive and well beyond environmental considerations. For example, the Guidelines recommend that the social impacts of sustainability to be addressed by management are to include labor practices, human rights, society, and product responsibility.

Overall, the Guidelines are forty-five pages in length and include substantial detail, yet at the same time are perplexingly vague. Both the proponent and the Global Reporting Initiative tout the flexibility of the Guidelines, but such “flexibility” only serves to make it even more difficult for the Company to determine how to construct and prepare a sustainability report that would be satisfactory to the proponent and, more importantly, beneficial to our shareholders as a whole. But it is abundantly clear to us that adoption of the proponent’s resolution will require an extraordinary amount of the Company’s time, effort and money and would divert valuable resources from where they are most needed at the present time.

We believe that the Company has demonstrated a long history of dedication to good corporate citizenship, environmentally, socially, charitably and otherwise. Preparing the requested report would deplete finite human and financial resources without providing meaningful additional benefit to our shareholders, employees or the communities in which we operate. We believe that it is not in our best interest or the best interests of our shareholders to develop a report that lacks an immediate and tangible return for our shareholders.

For all of the above reasons, the Board of Directors unanimously recommends a vote AGAINST this shareholder proposal.

Vote Required

Pursuant to the Company’s Code of Regulations, the affirmative vote of a majority of the votes entitled to be cast by the holders of the Company’s Common Stock present or represented at the Annual Meeting and entitled to vote is required to approve this proposal. Proxies received by the Company and not revoked prior to or at the Annual Meeting will be voted against this proposal unless otherwise instructed by the shareholder. Abstentions, and shares not voted by shareholders of record present or represented at the Annual Meeting and entitled to vote, will have the same effect as a vote cast against the proposal. Shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have no effect on the outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ADOPTION OF

SHAREHOLDER PROPOSAL NO. 1

SHAREHOLDER PROPOSAL NO. 2

(Item 7 on Proxy Card)

The Company has been notified that the following shareholder of the Company intends to present the proposal set forth below for consideration at the Annual Meeting. The address and stock ownership of the proponent will be furnished by the Corporate Secretary of the Company to any person, orally or in writing as requested, promptly upon receipt of any oral or written request therefore. In accordance with Federal securities regulations, we include the shareholder proposal plus any supporting statement exactly as submitted by the proponent. Therefore, the Company takes no responsibility for the content of the proposal or supporting statement submitted by the proponent. To make sure readers can easily distinguish between material provided by the proponent and material provided by the Company, we have put a box around material provided by the proponent.

The United Brotherhood of Carpenters Pension Fund has submitted the following:

Director Election Majority Vote Standard Proposal

Resolved: That the shareholders of Fifth Third Bancorp (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement: In order to provide shareholders a meaningful role in director elections, our Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, a strong majority of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett-Packard, Morgan Stanley, Wal-Mart, Home Depot, Gannett, Marathon Oil, and Safeway have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. However, our Company has responded only partially to the call for change, simply adopting a post-election director resignation policy that sets procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. The plurality vote standard remains in place.

We believe that a post-election director resignation policy without a majority vote standard in Company bylaws or articles is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the Board can then consider action on developing post-election procedures to address the status of directors that fail to win election. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the Board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

Statement Against Shareholder Proposal No. 2

The Board of Directors unanimously recommends a vote AGAINST this shareholder proposal. The Board believes that approval of the proposed resolution would not be in the best interests of the Company or its shareholders.

We firmly believe that our shareholders should and do have an indispensable, critical role in the election of the Company’s directors. The Board of Directors already has implemented a policy that we believe satisfactorily achieves majority voting in the election of the Company’s directors. Moreover, we believe that because our shareholders have the ability to implement cumulative voting in the election of directors, our shareholders currently possess more influence and power in the election of directors than would be the case if the proponent’s resolution is adopted.

Prior to January 1, 2008, the Ohio general corporation laws did not allow majority voting in the election of directors. Upon the effective date of the amended Ohio law and following careful consideration, the Board revised the Company’s Corporate Governance Guidelines in February 2008 to adopt a majority voting policy. The Company’s majority voting policy was in effect for the Company’s 2008 Annual Meeting of Shareholders and is in effect for the 2009 Annual Meeting. As described on page 3 of this proxy statement, our existing policy requires that for any uncontested election of directors at which cumulative voting is not in effect, any director who receives more “Withheld” votes than “For” votes must tender his or her resignation to the Board. We anticipate that such a resignation would be accepted absent unusual or compelling circumstances. The result would be that a director nominee who did not obtain a majority affirmative vote of the Company’s shares voted in the election would not continue to serve as a director.

The proponent acknowledges the existence of the Company’s policy, but summarily dismisses it as inadequate. The proponent suggests that a majority vote standard is not meaningful unless contained in the Company’s Articles of Incorporation. We believe as a practical matter that both the proponent’s majority voting mechanism and the Company’s existing majority voting policy will produce the same result in virtually all cases.

We oppose the proponent’s mechanism because of potential adverse consequences that could arise if nominees not receiving an affirmative majority vote were deemed not elected to the Board at all, as the proponent advocates. The Company could find itself not having a sufficient number of directors who could serve on various Board committees and devote the requisite time and attention needed to fulfill such roles. Or the Company may not be able to meet stock exchange listing requirements such as, for example, the requirement that the Audit Committee include an audit committee financial expert. Furthermore, the Company would not have the flexibility to quickly and appropriately address such problems on a case by case basis because the proponent’s majority vote standard would be contained in the Company’s Articles of Incorporation which can only be amended upon the affirmative vote of two thirds of the Company’s outstanding shares of Common Stock.

Equally important in our determination to recommend against this shareholder proposal, the proponent incorrectly states that the Company uses a plurality vote in all director elections. The proponent completely overlooks the fact that, unlike most public companies, the Company’s Articles of Incorporation allows for cumulative voting in the election of directors as described on page 1 of this proxy statement.

Cumulative voting is widely regarded as the most shareholder friendly voting mechanism. Cumulative voting empowers shareholders by allowing the holders of less than a majority of shares to elect one or more of their own nominees to the Board of Directors. This is in sharp contrast to majority voting which only serves to prevent one or more director nominees from being elected to the Board. Accordingly, we believe that cumulative voting is significantly more powerful than majority voting.

Cumulative voting and majority voting are not compatible, and attempting to combine them would create confusion and uncertainty. If both majority voting and cumulative voting applied in the same election of directors, it would be very possible that a number of nominees may not obtain a majority vote causing the Board to have multiple vacancies. In addition, when shareholders are returning their proxy cards and directing the named proxies how to vote in the election of directors, shareholders would not necessarily know which voting standard would apply at the shareholder meeting because Ohio law allows shareholders to implement cumulative voting as little as 48 hours prior to the meeting, thereby potentially confusing shareholders in determining how to cast their vote. If a shareholder would choose to implement cumulative voting, then the Company must do so in strict accordance with the requirements of the Ohio statutes. These statutory requirements are inflexible and do not permit the Company to tailor the cumulative voting process in a way that would make it compatible with majority voting. We are not aware of any Ohio corporation that has implemented both majority voting and cumulative voting.

It is instructive to note that proposed changes to the Model Business Corporation Act specifically provide that majority voting would not apply to companies that allowed cumulative voting. Similarly, the American Bar Association Committee on Corporate Laws indicated in its June 22, 2005 Discussion Paper on Voting by Shareholders for the Election of Directors that majority voting should not apply to companies that allow cumulative voting. We likewise believe that shareholders can be afforded cumulative voting rights or majority voting rights, but not both.

We believe that the Company’s current majority voting policy provides our shareholders with a meaningful say in the election of directors. Because our shareholders also have the ability to implement cumulative voting, we believe these existing rights are more powerful than would be the case if the proponent’s resolution was adopted. Given the choice between majority voting and cumulative voting, we believe cumulative voting is the most shareholder-friendly voting standard available and should remain in place.

For all of the above reasons, the Board of Directors unanimously recommends a vote AGAINST this shareholder proposal.

Vote Required

Pursuant to the Company’s Code of Regulations, the affirmative vote of a majority of the votes entitled to be cast by the holders of the Company’s Common Stock present or represented at the Annual Meeting and entitled to vote is required to approve this proposal. Proxies received by the Company and not revoked prior to or at the Annual Meeting will be voted against this proposal unless otherwise instructed by the shareholder. Abstentions, and shares not voted by shareholders of record present or represented at the Annual Meeting and entitled to vote, will have the same effect as a vote cast against the proposal. Shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have no effect on the outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ADOPTION OF

SHAREHOLDER PROPOSAL NO. 2

SHAREHOLDER PROPOSAL NO. 3

(Item 8 on Proxy Card)

The Company has been notified that the following shareholder of the Company intends to present the proposal set forth below for consideration at the Annual Meeting. The address and stock ownership of the proponent will be furnished by the Corporate Secretary of the Company to any person, orally or in writing as requested, promptly upon receipt of any oral or written request therefore. In accordance with Federal securities regulations, we include the shareholder proposal plus any supporting statement exactly as submitted by the proponent. Therefore, the Company takes no responsibility for the content of the proposal or supporting statement submitted by the proponent. To make sure readers can easily distinguish between material provided by the proponent and material provided by the Company, we have put a box around material provided by the proponent.

Howard Silverman has submitted the following:

Shareholder Proposal

RESOLVED; that the shareholders of Fifth Third Bancorp, assembled at the annual meeting in person and by proxy, hereby request that the Board of Directors immediately engage the services of an Investment Banking firm to actively seek a sale or merger of Fifth Third Bancorp on terms that will maximize share value for the shareholders.

Shareholder Supporting Statement

Shareholders are urged to vote FOR this proposal.

I submitted the same proposal a year ago when the stock price was $29.90. Based on the unanimous recommendation of the board of directors, it was not approved by shareholders. I also submitted a similar proposal two years ago when the stock price was even higher; however, the Company excluded it from the proxy statement.

During 2008, the stock price declined to its lowest level in more than 13 years. The Company’s earnings and stock price have been in decline for several years, and the Company announced that earnings will be a problem at least through 2009. I believe that the return to shareholders is unlikely to improve without the Company merging or being sold to a more efficient financial institution with different management and directors, solid resources, and a better track record of providing a reasonable return to shareholders.

As shown in the Company’s Annual Report, the cumulative return experienced by Fifth Third Bancorp’s shareholders trailed the comparable indices for the five and ten year periods presented. Also, Fifth Third Bank’s credit rating was lowered by Moody’s in 2008 reflecting gradual, yet significant deterioration in the bank’s key credit fundamentals.

The Company’s board of directors slashed the dividend that was declared in June 2008, after having just increased it six months earlier. The increasing and then cutting of the dividend raises questions in my mind about the ability of the board of directors to manage the affairs of the Company. In addition, the Company had to raise additional capital to offset losses from bad loans and the fact that dividends paid had exceeded earnings.

The Company, its directors and its chief executive officer have to defend themselves from a number of lawsuits claiming that they violated federal securities laws by issuing a series of material misrepresentations to the market, thereby artificially inflating the price of the Company’s stock and that they mismanaged the Company’s employee retirement plan.

The Company’s long-time largest stockholder disposed of more than half of its holdings in 2008 and indicated that it may dispose of additional holdings.

Recent actions in the market place have shown that some large banks are in a position to acquire regional banks.

I believe that the greatest value to all shareholders will be realized through a sale or merger of Fifth Third Bancorp into another banking organization. The Board of Directors should immediately seek out opportunities to merge into a more efficient financial institution or find an opportunity for shareholders to sell their stock to a more efficient financial institution.

Statement Against Shareholder Proposal No. 3

The Board of Directors unanimously recommends a vote AGAINST this shareholder proposal. The Board believes that the approval of the proposed resolution would not be in the best interests of the Company or its shareholders.

The Company received the same proposal from the same shareholder for consideration at last year’s annual meeting. Our shareholders overwhelmingly rejected the proposal with over 90% of shareholders casting a vote against the proposal. The Board’s reasons for recommending against the proposal last year can be summarized as follows:

•

The Board of Directors believes that soliciting acquisition offers would not maximize returns for existing shareholders, but would in fact be detrimental to the interests of the shareholders and the Company.

•

The Company maintains close relationships with several nationally recognized investment banking firms. The Board believes it is appropriately advised and capable of reaching strategic decisions that are in the best interests of all shareholders.

•

The number of potential acquirers of the Company is limited due to the Company’s size and geography. Potential acquirers may make lower offers for the Company than they might otherwise make if the Company was not forced to publicly seek a sale.

•

The adoption of this shareholder proposal could result in uncertainty concerning the Company’s future. Such uncertainty could adversely affect the Company’s ability to retain and attract customers and personnel, its ability to enter into arrangements with third parties, and the value of the Company’s business.

•	The adoption of the proposal at the present time is ill-advised.

The Board of Directors believes that all of the above reasons to oppose the proponent’s resolution continue to apply today. In addition, the U.S. economy has worsened significantly since our 2008 Annual Meeting. Deteriorating general economic conditions have had a severe adverse impact on financial institutions as a whole, resulting in significant declines in common equity values across the industry, including the Company’s Common Stock. The Board of Directors strongly believes that it would not be in the best interests of the Company’s shareholders to sell the Company in the midst of the worst economic contraction in decades.

Although there have been some acquisitions and sales of financial institutions in recent months, those transactions generally have resulted in shareholders of the acquired companies receiving consideration for their shares far below the stock values of a year ago. To publicly and actively seek a buyer in today’s market environment would likely cause speculation that the selling company has no recourse other than to sell. While no one can predict when the economy and/or the Company’s stock price will improve or the extent of such improvement, the Board believes that the Company’s long-term value is substantially higher than its current market price and that it would not be possible to obtain a fair price for the Company at the present time.

The Company’s management is intently focused on strengthening the Company and positioning the Company to take advantage of opportunities to restore and grow shareholder long-term value. The Board believes that the best course of action is to continue to focus management’s time and energy on operating the Company’s business, addressing the challenges faced by the Company, improving the Company’s business opportunities, and remaining nimble in the face of an extremely difficult economic environment. Actively seeking a buyer would be a distraction to the Company and shift the focus from these important objectives. Over the last nine months, the Company has taken significant actions to improve its capital base including the addition of approximately $4.5 billion through our June 2008 public offering of preferred stock and our participation in the U.S. Department of Treasury’s Capital Purchase Program in December 2008.

While 2009 presents a number of challenges for the Company and the financial services industry, the Board of Directors and the Company’s management are committed to maximizing long-term shareholder value. The adoption of the proposed shareholder resolution is inconsistent with this commitment. The Board believes that retaining an investment banking firm to actively seek a sale or merger of the Company would not result in a fair price for the Company that reflected its long-term value.

For all of the above reasons, the Board of Directors believes that this shareholder proposal is not in the best interests of the shareholders and unanimously recommends a vote AGAINST this shareholder proposal.

Vote Required

Pursuant to the Company’s Code of Regulations, the affirmative vote of a majority of the votes entitled to be cast by the holders of the Company’s Common Stock present or represented at the Annual Meeting and entitled to vote is required to approve this proposal. Proxies received by the Company and not revoked prior to or at the Annual Meeting will be voted against this proposal unless otherwise instructed by the shareholder. Abstentions, and shares not voted by shareholders of record present or represented at the Annual Meeting and entitled to vote, will have the same effect as a vote cast against the proposal. Shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have no effect on the outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ADOPTION OF

SHAREHOLDER PROPOSAL NO. 3

2010 SHAREHOLDER PROPOSALS

In order for shareholder proposals for the 2010 Annual Meeting of Shareholders to be eligible for inclusion in the Company’s Proxy Statement, they must be received by the Company prior to November 10, 2009 at the following address or facsimile number:

Fifth Third Bancorp

38 Fountain Square Plaza

MD10AT76

Cincinnati, Ohio 45263

Attn: Corporate Secretary

Facsimile: (513) 534-6757

Any shareholder who intends to propose any other matter to be acted upon at the 2009 Annual Meeting of Shareholders (but not include such proposal in the Company’s Proxy Statement) must inform the Company no later than January 22, 2010. If notice is not provided by that date, the persons named in the Company’s proxy for the 2010 Annual Meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the proxy statement for the 2010 Annual Meeting.

OTHER BUSINESS

The Board of Directors does not know of any other business to be presented to the Annual Meeting and does not intend to bring other matters before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is intended that the persons named in the Proxy will vote thereon according to their best judgment and interest of the Company. No other shareholder has informed the Company of any intention to propose any other matter to be acted upon at the Annual Meeting. Accordingly, the persons named in the accompanying Proxy are allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in this Proxy Statement.

A copy of the Company’s Annual Report on Form 10-K for the most recent fiscal year, as filed with the Securities and Exchange Commission, not including exhibits, will be mailed without charge to shareholders upon written request. Requests should be addressed to Paul L. Reynolds, Secretary, Fifth Third Bancorp, Fifth Third Center, MD 10AT76, Cincinnati, Ohio 45263. The Form 10-K includes certain listed exhibits, which will be provided upon payment of a fee covering the Company’s reasonable expenses.

By order of the Board of Directors

Paul L. Reynolds

Secretary

New or amended language is indicated by underlining

ANNEX 1

PROPOSED AMENDMENT TO ARTICLE FOURTH OF AMENDED ARTICLES OF INCORPORATION

RESOLVED, That Section (A) 2) (d) of Article Fourth of the Second Amended Articles of Incorporation, as amended, of Fifth Third Bancorp be, and it hereby is, amended in its entirety to read as follows:

“(d) With respect to all other shares of Preferred Stock of the corporation:

1. Each share of the Preferred Stock shall entitle the holder thereof to no voting rights, ~~or except as otherwise provided by the Board of Directors in order to comply with the terms required for shares of Preferred Stock issued in connection with any capital purchase program(s) authorized by the Emergency Economic Stabilization Act of 2008 (“EESA”) and implemented by the United States Department of the Treasury~~ except as otherwise required by law and except as otherwise provided by the Board of Directors.

2. The dividend rights of the Preferred Stock shall be non-cumulative, except as otherwise provided by the Board of Directors.

3. The Board of Directors shall have the right to adopt amendments to these Articles of Incorporation in respect of any unissued or treasury shares of the Preferred Stock and thereby fix or change the express terms of any such Preferred Stock as follows: the division of such shares into series and the designation and authorized number of shares of each series; whether shares shall have voting rights or not, and the terms of any shares that are voting; dividend or distribution rights; the dividend rate; whether dividend rights shall be cumulative or non-cumulative; the dates of payment of dividends and the dates from which they are cumulative; liquidation rights, preferences and price; redemption rights and price; sinking fund requirements, conversion rights and restrictions on the issuance of such shares or any series thereof; provided, however, except for the foregoing variations which the Board of Directors are authorized to fix or change, all of the express terms of ~~different~~ each series of Preferred Stock ~~such shares~~ shall be identical as to all shares in such series.”

RESOLVED, FURTHER, That the proper officers of Fifth Third Bancorp be and hereby are authorized and directed to take all actions, execute all instruments, and make all payments which are necessary or desirable, in their discretion, to make effective the foregoing amendment to the Second Amended Articles of Incorporation, as amended, of Fifth Third Bancorp including, without limitation, filing a certificate of such amendment with the Secretary of State of Ohio.

ANNEX 2

Amended and Restated

Fifth Third Bancorp

1993 Stock Purchase Plan

The FIFTH THIRD BANCORP 1993 STOCK PURCHASE PLAN (the “Plan”) is hereby amended and restated effective May 1, 2009 pursuant to the direction of the Board of Directors of Fifth Third Bancorp, an Ohio corporation (“Company”), subject to the approval of the shareholders of the Company. All capitalized terms not otherwise defined have the meaning set forth in Section 21 of this Plan.

1.	Purpose. The purpose of the Plan is to facilitate the purchase of the Company’s Common Stock by Company employees on terms and conditions that enhance the ability of the employees to acquire a financial interest in the Company. The Company believes that employee ownership will promote productivity and encourage continued growth of the Company for the mutual benefit of the Company’s employees and shareholders.

2.	Eligibility. Any full-time or part-time Employee of the Company or any Subsidiary who is at least eighteen years of age is eligible to participate in the Plan upon hire. The Company’s Directors and executive officers (as defined by the rules and regulations of the Securities and Exchange Commission) are not eligible to participate in the Plan

3.	Number of Shares of Common Stock Subject to Plan. The total number of shares of Common Stock that may be purchased under the Plan from and after January 1, 2004 shall not exceed, in the aggregate, 14,500,000 shares of Common Stock (subject to adjustment as set forth below). If the number of shares of Common Stock outstanding is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of (a) any reorganization, merger, consolidation, recapitalization, reclassification, stock split, reverse stock split, combination of shares, or dividend payable in shares of Common Stock, or (b) any other similar corporate transaction or event that affects the Common Stock such that an adjustment is determined, by the Board of Directors in its sole discretion, to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the number of shares of Common Stock that may be purchased under this Plan shall be increased or decreased proportionately, and/or the different kind of shares or other securities of the Company or of another corporation shall be substituted, as the case may be.

4.	Participation; Payroll Deduction. Any eligible Employee may become a participant in the Plan by completing and forwarding an authorization form to the Company at any time. The authorization form will authorize and instruct the Company to deduct from the Employee’s Compensation each pay period a certain uniform dollar amount of Compensation as specified by the Employee’s deduction authorization. All Payroll Deductions must be at least $5.00 per pay period. The maximum Payroll Deduction for each Participant is 10 percent of the Participant’s Compensation not to exceed $26,000 in any calendar year, provided the remaining Compensation of the Participant is sufficient to pay all payroll taxes, withholdings and any other payroll deductions. Payroll Deductions will be effective with pay checks issued not later than the second pay date following receipt of the Participant’s Deduction authorization form. Thereafter, the Payroll Deduction will be made on each pay day for each applicable pay period. The dollar amount of Payroll Deduction may be changed at any time and may be terminated at any time upon seven days’ prior notice to the Company’s Payroll Department from the Participant.

5.

Purchase of Common Stock. As soon as administratively possible, usually the next business day, the Company will remit to the Custodian the total of all Payroll Deductions related to the immediately preceding pay period plus an additional amount payable by the Company equal to 15 percent of the total of all such payroll deductions. The Custodian will then apply such aggregate amount to the purchase in the open market, through securities brokers/dealers who are members of the National Association of Securities Dealers, Inc. and who are duly licensed to buy and sell securities in each state in which there are Participants, as many whole shares of Common Stock as may be purchased with such funds at the then prevailing Fair Market Value. Purchases of Common Stock will be completed as soon as administratively possible, usually the next business day, following receipt by the Custodian of such Payroll Deductions. Failure to so timely purchase Common Stock will not subject the Custodian to reimbursement for any damages a Participant might suffer as a result of any delay in purchasing Common Stock. On at least an annual basis, the Custodian will provide each Participant with a report as to the total number of shares of Common Stock allocated to his or her Account as of the last day of the reporting period.

6.	Custody; Delivery of Common Stock. Shares of Common Stock purchased under the Plan will be allocated to the respective Accounts of the Participants at the end of each pay period in proportion to the contributions made by each Participant. Allocations will be made in full shares and in fractional shares to the sixth decimal place. The Custodian will hold shares for the Common Stock purchased in its nominee name until any such shares are distributed to the Participant. Pursuant to section 11, upon written request of a Participant to the Company at any time, all or part of the whole shares of Common Stock credited to the Participant’s Account will be registered in the Participant’s name promptly and delivered to the Participant. Fractional shares will not be issued. Instead, fractional shares which have been credited to the Participant’s Account will be converted in to cash by the Custodian at the then prevailing Fair Market Value on the sale date and promptly paid to the Participant in cash.

7.	Participant Rights in Common Stock. Each Participant will have all the rights of a shareholder of the Company with respect to the shares of Common Stock allocated to the Participant’s Account. Such rights include without limitation the right to vote such shares and the right to receive all distributions of cash or other property with respect to such shares. In addition, appropriate adjustments will be made in the number of shares credited to Participant’s Accounts to give effect to any stock dividends, stock splits, recapitalizations and similar changes.

8.	Dividend Reinvestment. Any cash dividends on the Common Stock, if and when declared and received by the Custodian with respect to shares held by the Plan, will be credited to the Participants in proportion to the number of shares of Common Stock held by the Custodian for the Participant’s Account on the dividend record date. Any cash dividends received by the Custodian with respect to Common Stock held under the Plan shall be applied toward the purchase for the Accounts of all Participants under the Plan of additional shares of Common Stock as soon as administratively possible, usually the next business day following the date of receipt of the dividend.

9.	Voting. All shares, including fractional shares, of Common Stock in each Participant’s Account will be voted in accordance with proxy instructions duly delivered to the Custodian by the respective Participant. Each Participant may instruct the Custodian how to vote the shares credited to the Participant’s Account and the Custodian will vote such shares accordingly. In the event no voting instructions are provided, the Custodian shall vote the shares in the same proportion as the shares held under the Plan for which the Custodian receives voting instructions.

10.	No Interest. No Participant shall be entitled, at any time, to any payment or credit for interest with respect to or on the Payroll Deductions contemplated herein, or on any other assets held hereunder for the Participant’s Account.

11.

Suspension of Payroll Deductions. Pursuant to section 6, a Participant may request the transfer of all or a portion of his or her whole shares in the Plan from such Participant’s Account. Upon such request, the Participant’s Payroll Deductions shall be suspended for a period of six months commencing on the date the shares are transferred to the Participant. Upon the expiration of the six-month suspension period, the Employee may re-enroll in the Plan by submitting a new authorization form pursuant to section 6. Notwithstanding the foregoing, a Participant may request delivery of the shares in his or her Account for the purpose of exercising stock options, as granted by Fifth Third Bancorp under its stock option plans, without becoming subject to a suspension period. As contemplated by Section 15, the Company’s Board of Directors has designated the Pension and Profit Sharing Committee the

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Administrator of the Plan. The Administrator may from time to time also adopt other rules and procedures relating to partial terminations and/or other matters.

12.	Termination of Participation. A Participant’s participation in the Plan shall terminate on the Participant’s pay date for the pay period in which one of the following occurs: (a) a Participant’s death or termination of employment; (b) discontinuance of the Plan by the Company; or (c) the Participant’s written election to terminate participation in the Plan is received by the Company. Upon termination, the total number of whole shares of Common Stock credited to the Participant’s Account will be transferred to the Participant or in the event of death to the Participant’s legal representative. The Custodian will deliver these shares to the Participant or legal representative promptly. Fractional shares which have been credited to the Participant’s Account will be converted in to cash by the Custodian at the then prevailing Fair Market Value on the sale date and promptly paid to the Participant in cash. If such request to terminate falls between the record date and payable date of a dividend or stock split, the transfer of whole shares and the sale of fractional shares will be processed after the payable date of the dividend.

13.	Designation of Custodian. The Company has designated Computershare Trust Company, Inc. as the Custodian subject to the Company’s right to terminate the designation at any time and appoint a successor Custodian.

14.	Plan Expenses. The charges of the Custodian and all costs of maintaining records, administering the Plan and executing transfers by the Custodian will be borne by the Company.

15.	Administration of Plan. The Board of Directors of the Company shall appoint the Pension and Profit Sharing Committee to serve as Administrator of the Plan. The duties of the Administrator will be to announce the existence of the Plan; to provide employees with copies of the Plan and Payroll Deduction authorization instructions; to supervise Payroll Deductions; to forward Payroll Deductions to the Custodian; to provide the Custodian with names and addresses of employees to facilitate communications regarding the Plan; and, if requested by the Custodian, to address and distribute communications to employees from the Custodian.

The Board of Directors of the Company shall be vested with full authority to make and interpret all rules and regulations as it deems necessary for the Administrator to administer the Plan. Any determination, decision or act of the Board of Directors with respect to any action in connection with the construction, interpretation, or application of the Plan shall be final and binding upon all Employees, Participants, and all persons claiming under or through them.

16.	Limitation of Activities. Neither the Administrator nor any other employee or representative of the Company or a Subsidiary shall solicit Employees to participate in the Plan, render investment advice of any kind or perform any function or activity relative to the Plan except the specified duties of the Administrator set forth in paragraph 15 above. All questions of Participants regarding administration of the Plan shall be directed solely to the Administrator, and any questions relating to investment advice shall be directed solely to the Participant’s personal advisors.

17.	Term of Plan; Amendments. The Plan is effective on the date hereof and has no fixed expiration date, however, the Plan may be amended or discontinued by the Board of Directors of the Company at any time. The Plan is intended to be a permanent program, but the Board or Directors of the Company shall have the right at any time to declare the Plan terminated completely as to it or as to any Subsidiary. No amendment may make any change in any right previously granted which would adversely affect the rights of any Participant.

18.

Nonguaranty of Employment. The Plan is strictly a voluntary undertaking on the part of the Company and shall not constitute a contract between the Company or any Subsidiary and any Employee, or consideration for an inducement or a condition of, the employment of an Employee. Nothing contained in the Plan shall give any Employee the right to be retained in the service of the Company or any Subsidiary or to interfere with or restrict the right of the Company or any Subsidiary,

3

which right is hereby expressly reserved, to discharge or retire any Employee at any time, with or without cause and with or without notice. Participation in the Plan will not give any Employee any right or claim to any benefits hereunder except to the extent such right has specifically become fixed under the terms of the Plan.

19.	Governmental Approvals. Implementation and continuation of the Plan and the transactions contemplated hereby shall be subject to the Company obtaining any registration or qualification under any federal or state law or obtaining the consent or approval of any governmental regulatory body which the Company shall determine, in its sole discretion, is necessary or desirable as a condition to, or in connection with, the operation of the Plan.

20.	Section Headings. Section headings are provided herein for convenience only and are not to serve as the basis for interpretations or construction of the Plan.

21.	Definitions:

(a)	Account – means that separate account maintained for each Participant under the Plan, which account shall be credited with the Participant’s Payroll Deduction, charged for the purchases of Common Stock for that Participant under the Plan, and allocated that number of shares of Common Stock as have been acquired with Payroll Deductions contributed by the Participant. Each Account shall be the property of the Participant for whom it is maintained and shall be nonforfeitable at all times.

(b)	Business Day – means a day in which the NASDAQ Global Select Market System, or such other market system or exchange on which the Common Stock is then primarily traded, is open for business.

(c)	Common Stock – means the common stock, no par value, of the Company.

(d)	Compensation – means the Employee’s “Benefits Salary” as that term is defined from time to time by the Compensation Committee of the Board of Directors of the Company.

(e)	Custodian – means that person or entity appointed by the Company in its sole discretion from time to time to take responsibility for safekeeping of the funds paid in to the Plan and of the Common Stock purchased under the Plan.

(f)	Employee – means an individual who renders services to the Company or any Subsidiary as a common law employee or officer (i.e., a person whose wages from the Company or any Subsidiary are subject to federal income tax withholding). A person rendering services to the Company or any Subsidiary as an independent contractor is not an Employee.

(g)	Fair Market Value – means the price(s) at which the Custodian is able to purchase Common Stock on the NASDAQ Global Select Market System, or such other market system or exchange on which the Common Stock is then primarily traded, on the purchase date.

(h)	Participant – means any Employee who is eligible to participate in the Plan and who authorizes Payroll Deductions under the Plan pursuant to Section 4 of the Plan.

(i)	Payroll Deduction – means the amount of Compensation authorized by a Participant to be deducted from his Compensation under the Plan.

(j)	Subsidiary – means any corporation, partnership, trade or business which is wholly owned, directly or indirectly, by the Company.

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ANNEX 3

REGULATIONS FOR CONDUCT AT THE APRIL 21, 2009 ANNUAL MEETING

OF SHAREHOLDERS OF FIFTH THIRD BANCORP

We welcome you to the 2009 Annual Meeting of Shareholders of Fifth Third Bancorp. In order to provide a fair and informative Meeting, we ask you to honor the following regulations for the Meeting. The business of the Meeting will be taken up as set forth in the Agenda attached to these Regulations. Annual Meetings are business meetings, and they can be effective only if conducted in an orderly, business-like manner. Strict rules of parliamentary procedure will not be followed. The Chairman of the Meeting will control the meeting and make any required procedural rulings. Please follow the instructions of the Chairman. Thank you for your cooperation.

1. ELECTION OF DIRECTORS. Every shareholder having the right to vote shall be entitled to vote in person or by proxy. Each shareholder of record shall be entitled to one vote for each share of Common Stock registered in his name on the books of the Company. All elections shall be determined by a plurality vote. The Company has, however, adopted provisions of its Corporate Governance Guidelines stating that, as long as cumulative voting is not in effect, in an uncontested election of Directors (i.e., an election where the only nominees are those recommended by the Board of Directors), any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will promptly tender his or her resignation to the Chairman of the Board following certification of the shareholder vote. The Nominating and Corporate Governance Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept or reject the tendered resignation no later than 60 days following the date of the shareholders’ meeting at which the election occurred. In considering whether to accept or reject the tendered resignation, the Nominating and Corporate Governance Committee will consider factors deemed relevant by the Committee members including, without limitation, the Director’s length of service, the Director’s particular qualifications and contributions to Fifth Third, the reasons underlying the majority withheld vote (if known) and whether these reasons can be cured, and compliance with stock exchange listing standards and the Corporate Governance Guidelines. The Board will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred. In considering the Nominating and Corporate Governance Committee’s recommendation, the Board will consider the factors considered by the Committee and such additional information and factors the Board believes to be relevant.

2. VOTING. Every shareholder having the right to vote shall be entitled to vote in person or by proxy at the Meeting. If you have already voted by proxy, there is no need to vote by ballot, unless you wish to change your vote. The polls shall be opened immediately after completion of the nominations, and shall remain open until closed by the Chairman. After the closing of the polls, no further voting shall be permitted and no further proxies, ballots or evidence shall be accepted by the Inspectors of Election. Except as otherwise stated in the proxy materials for this Meeting or as required by Ohio law, each matter brought before this Meeting for a vote shall require the affirmative vote of a majority of the votes entitled to be cast by the holders of the Company’s Common Stock at this Meeting and entitled to vote on such matter.

3. ITEMS OF BUSINESS; SHAREHOLDER PROPOSALS – THREE MINUTE LIMIT. The items of business listed on the accompanying Agenda are expected to be properly introduced at the Meeting and taken up in the order set forth in the Agenda. Additional matters may be proposed by shareholders of record in accordance with the federal securities laws, the Ohio Revised Code and these Regulations. The Chairman will not entertain any proposals that are inconsistent with Ohio law or that relate to activities that have been delegated to the Company’s Board of Directors by the authority of Ohio law. Shareholder proposals will be entertained in the following order: first, any proposals which were properly submitted for timely inclusion in the Company’s proxy materials for this Meeting; second, any proposals of which the Company was informed prior to the commencement of this Meeting; and lastly, any other proposals properly made in accordance with these Regulations. Each proposing shareholder will be allotted three minutes in which to present the proposal and any desired remarks in support thereof. Properly introduced motions need not be seconded in order to be considered by the shareholders at this Meeting.

4. QUESTIONS/STATEMENTS BY SHAREHOLDERS – ONE MINUTE LIMIT. To make a proposal or to speak at the Meeting you must be either a shareholder of record as of February 27, 2009 or a person named in a proxy given by such a shareholder. No other persons will be permitted to make a proposal or to speak at the Meeting. There will be one period for questions and statements by shareholders as set forth on the Agenda attached to these Regulations.

In order that we may give as many shareholders as possible the opportunity to speak, remarks and questions will be limited to one minute per shareholder. You must restrict yourself to one comment or question at a time so that others may have an opportunity to be heard. Each shareholder may have only one turn to speak until all shareholders who wish to speak have had the opportunity to do so; additional turns may be allowed as time permits.

If you wish to speak, please raise your hand and wait until you are recognized. Please do not address the Meeting until recognized by the Chairman. When you are recognized, please state your name, place of residence, and whether you are a Fifth Third shareholder or a holder of a shareholder proxy, and, in the latter case, identify the shareholder on whose behalf you are speaking. All questions should be directed to the Chairman, who may call on other persons to respond or further direct questions when appropriate.

If you have a matter of individual concern which is not an appropriate subject for general discussion, please defer discussion until after the Meeting at which time officers of the Company will be available. The Chairman will stop discussions which are repetitive, derogatory, over the time limit, irrelevant to the business of the Company or the items on the Agenda for the Meeting, related to pending or threatened litigation, regulatory proceedings or similar actions or otherwise inappropriate. Derogatory references to personalities, comments that are in bad taste, the airing of personal grievances, the injection of irrelevant controversy, personal attacks, refusal to follow these Regulations or interference with any speaker will not be permitted and will be a basis for silencing or removal from the Meeting.

5. MISCELLANEOUS. No recording devices, cellular telephones, photographic equipment or bullhorns will be permitted into the Meeting. No written materials may be distributed by any person at or in physical proximity to the Meeting. The Chairman of the Meeting shall have the power to silence or have removed any person in order to ensure the orderly conduct of the Meeting.

6. ADMINISTRATION AND INTERPRETATION. The Chairman of the Meeting has sole authority to preside over the Meeting and make any and all determinations with respect to the conduct of the Meeting, including, without limitation, the administration and interpretation of these regulations and procedures. The Chairman also has sole authority to create such additional regulations and procedures and to waive full or partial compliance with any regulation or procedure as the reasonably determines. Any action taken by the Chairman at the Meeting will be final, conclusive and binding on all persons. The Secretary of the Company shall act as secretary of the Meeting.

THANK YOU FOR YOUR COOPERATION AND ENJOY THE MEETING.

2

Annual Meeting of Shareholders

APRIL 21, 2009

AGENDA

Call to Order

Introductions

Approval of 2008 Minutes

Nomination and Election of Directors

Approval of Amendment to Articles of Incorporation

Approval of Amended and Restated Employee Stock Purchase Plan

Ratification of Auditors

Consideration and Vote on Shareholder Proposals, if presented

Presentation of 2008 Results

Question and Answer Session

Announcement of voting results

Adjournment

38 Fountain Square Plaza

Cincinnati, Ohio 45263

(800) 972-3030

VOTE BY INTERNET	WWW.CESVOTE.COM
Use the Internet to submit your proxy until 11:00 a.m., Eastern time, on the morning of the Annual Meeting, April 21, 2009. Have your proxy card in hand when you access the website listed above and follow the instructions provided.

VOTE BY TELEPHONE	1-888-693-8683
Use any touch-tone telephone to submit your proxy until 11:00 a.m., Eastern time, on the morning of the Annual Meeting, April 21, 2009. Have your proxy card in hand when you call and follow the instructions provided.

VOTE BY MAIL
Please mark, sign, date and promptly mail your proxy card using the postage-paid envelope provided or return your proxy card to: Fifth Third Bancorp, c/o Corporate Election Services, PO Box 3230, Pittsburgh PA 15230 to ensure that your vote is received prior to the Annual Meeting on April 21, 2009.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a	Access the Website and	Sign and return your proxy
touch-tone telephone:	submit your proxy:	in the postage-paid
1-888-693-8683	www.cesvote.com	envelope provided.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of meeting, proxy statement and proxy card are available at www.ViewMaterial.com/fitb

Control Number è

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH ALONG THE PERFORATION,

ê    MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION USING THE ENCLOSED ENVELOPE.     ê

FIFTH THIRD BANCORP	ANNUAL MEETING PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Gary R. Heminger, Kevin T. Kabat and Dudley S. Taft, and each of them, with full power of substitution and power to act alone, as proxies to vote all shares of stock of FIFTH THIRD BANCORP which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of the Shareholders of Fifth Third Bancorp, to be held April 21, 2009 at the Duke Energy Center, Junior Ballroom, 525 Elm Street, Cincinnati, Ohio, and at any adjournments or postponements thereof.

In their discretion, the PROXIES are authorized to vote upon such other business as may properly come before the meeting. This PROXY when executed will be voted in the manner directed herein by the undersigned SHAREHOLDER(S). If no direction is made, this PROXY will be voted FOR Proposals 1, 2, 3, 4 and 5 and AGAINST Proposals 6, 7 and 8.

, 2009
Shareholder Sign Here	Date

, 2009
Shareholder (Joint Owner) Sign Here	Date

Please sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, corporation, trustee, guardian or custodian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Annual Meeting of Shareholders of

FIFTH THIRD BANCORP

Duke Energy Center, Junior Ballroom

525 Elm Street, Cincinnati, Ohio, at 11:30 a.m., E.D.S.T., April 21, 2009.

Upon arrival, please present this

admission ticket and photo identification

at the registration desk.

Please tear off this Admission Ticket. If you plan to attend the Annual Meeting of shareholders, you will need this ticket to gain entrance to the meeting. This ticket is valid to admit the shareholder to the Annual Meeting.

The Annual Meeting of shareholders will be held at the following address:

Duke Energy Center, Junior Ballroom, 525 Elm Street, Cincinnati, Ohio,

at 11:30 a.m., E.D.S.T., April 21, 2009. You must present this ticket to gain admission to the meeting. You should send in your proxy or vote electronically even if you plan to attend the meeting.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH ALONG THE PERFORATION,

ê     MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION USING THE ENCLOSED ENVELOPE. ê

The Board of Directors recommends a vote “FOR” the election of Directors, and “FOR” Proposals 2, 3, 4 and 5.

1.	Electionof all members of the Board of Directors to serve until the Annual Meeting of Shareholders in 2010:

Nominees:
(01) Darryl F. Allen	(02) John F. Barrett	(03) Ulysses L. Bridgeman, Jr.	(04) James P. Hackett
(05) Gary R. Heminger	(06) Kevin T. Kabat	(07) Mitchel D. Livingston, Ph.D.	(08) Hendrik G. Meijer
(09) John J. Schiff, Jr.	(10) Dudley S. Taft	(11) Thomas W. Traylor	(12) Marsha C. Williams

☐	FOR all nominees listed above	☐	WITHHOLD AUTHORITY	INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the following line.
	(except as marked to the contrary below)		to vote for all nominees listed above

		FOR	AGAINST	ABSTAIN

2.	Proposal to amend Article Fourth of the Articles to revise the terms of the authorized, unissued shares of Preferred Stock, without par value, available for issuance by Fifth Third Bancorp to provide greater flexibility in the terms of Preferred Stock that Fifth Third Bancorp may offer and sell in the future, and to clarify the ability of Fifth Third Bancorp to issue shares of Preferred Stock without stockholder approval in accordance with the terms of Ohio law.	☐	☐	☐

3.	Proposal to adopt the Amended and Restated Fifth Third Bancorp 1993 Stock Purchase Plan and the issuance of up to an additional 12,000,000 shares of common stock thereunder.	☐	☐	☐

4.	Approval of the appointment of the firm of Deloitte & Touche LLP to serve as the independent registered public accounting firm for the Company for the year 2009.	☐	☐	☐

5.	Approval of an advisory vote on executive compensation.	☐	☐	☐

Shareholder Proposals: The Board of Directors recommends a vote “AGAINST” Proposals 6, 7 and 8.		FOR	AGAINST	ABSTAIN

6.	Proposal to request the Board of Directors to prepare and publish a sustainability report.	☐	☐	☐

7.	Proposal to request that the Board of Directors initiate the process to amend the Company’s articles of incorporation to provide that director nominees be elected by a majority of votes cast.	☐	☐	☐

8.	Proposal to request that the Board of Directors immediately engage the services of an Investment Banking firm to actively seek a sale or merger of Fifth Third Bancorp on terms that will maximize share value for the shareholders.	☐	☐	☐

(Continued, and please sign on reverse side.)